Exhibit 10.5

DATED 20 December 2022

SHELF HOLDCO II LIMITED

and

FIDELIS INSURANCE HOLDINGS LIMITED

FRAMEWORK AGREEMENT

In respect of Binder Agreements

relating to

PROJECT COOPER

CityPoint

1 Ropemaker Street

London EC2Y 9AW

- i -

- ii -

THIS AGREEMENT is made on 20 December 2022

BETWEEN

(1)	FIDELIS INSURANCE HOLDINGS LIMITED, a Bermuda exempted company with limited liability, whose registered address is Waterloo House, 100 Pitts Bay Road, Pembroke, Bermuda HM 08 (“FIHL”); and

(2)	SHELF HOLDCO II LIMITED, a Bermuda exempted company with registration number 202201143, whose registered address is at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda (“MGU Holdco”).

INTRODUCTION

(A)

The board of directors of FIHL has determined that it is in the best interests of FIHL’s members as a whole to effect a reorganisation of FIHL’s business pursuant to which its business will be reorganised into: (i) a balance sheet business, which will comprise FIHL’s regulated (re)insurance carriers (each carrier being an “Insurance Company” and together the “Insurance Companies”); and (ii) a managing general agent business, which will include the MGU DUA Companies (collectively, the “Reorganisation”).

(B)

In accordance with the Reorganisation, it is intended that an Insurance Company will continue to be authorised and regulated to conduct insurance business in each of the United Kingdom, the European Economic Area and Bermuda and a corresponding MGU DUA Company shall be established and regulated to write business in each of these jurisdictions.

(C)

Once the Reorganisation has been effected, the Parties intend that each Insurance Company shall delegate authority to the MGU DUA Company that is established and regulated in the same or a relevant jurisdiction in respect of various activities relating to its business, and that such MGU DUA Company shall perform the Services for and on behalf of the applicable Insurance Company, pursuant to the term of a delegated underwriting authority agreement (each agreement being a “Binder Agreement” and collectively the “Binder Agreements”).

(D)

The Parties now wish to enter into this framework agreement that will set out an overarching framework for the operation of each of the Binder Agreements entered into by their respective subsidiaries, and which will enable them to coordinate how their respective subsidiaries will exercise respective rights and obligations under the Binder Agreements.

(E)

THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.	Definitions and Interpretation

Definitions

1.1	In this Agreement, unless the context requires otherwise, the capitalised terms set out below have the following meanings:

“Agreement” means this framework agreement, including the Introduction and the Schedules, as amended or restated from time to time;

“Annual Plan Change Request” has the meaning given to it in Clause 9.12;

“Annual Plan Default Position” has the meaning given to it in Clause 9.7;

“Annual Plan” means the annual plan agreed between the parties to each Binder Agreement prior to each Underwriting Year that sets out the terms upon which a MGU DUA Company may perform the Services for and on behalf of the corresponding Insurance Company;

“Annual Review” shall have the meaning given to it in the Inter-Group Services Agreement;

“Applicable Law” means all laws, regulations, directives, statutes, subordinate legislation, common law and civil codes of any jurisdiction, orders, notices, instructions, decisions and awards of any court or competent authority or tribunal exercising statutory or delegated powers and codes of practice having force of law, statutory guidance and policy notes, in each case to the extent applicable to the Parties and / or their subsidiaries (as applicable);

“Binder Agreements” has the meaning given to it in Recital (C);

“Binder Agreement Commencement Date” means the commencement date of the applicable Binder Agreement;

“BMA” means the Bermuda Monetary Authority;

“Broker Facility Business” has the meaning given to it in Clause 20.5;

“Business Day” means any day that is not a Saturday or Sunday or a public holiday in England, Ireland, Belgium, New York or Bermuda;

“Calculations Dispute Resolution Procedure” means the dispute resolution procedure set out in paragraph 2 of Schedule 10 (Dispute Resolution Procedures);

“CBI” means the Central Bank of Ireland;

“Centralised Dispute” has the meaning given to it in Clause 17.2;

“Chief Executives” has the meaning given to it in Clause 10.1(d);

“Chief Executive Referral Date” has the meaning given to it in Clause 10.1(d);

“Commencement Date” means 1 January 2023;

“Commission and Expenses” means the commission and expenses set out in paragraphs 1 to 7 (inc.) of Schedule 11 (Commission and Expenses);

“Confidential Information” has the meaning given to it in Clause 21.1;

“Control” has the meaning given to it in Section 1124 of the Corporation Tax Act 2010;

“Current Annual Plan” has the meaning given to it in Clause 9.7;

“Deadline” means either the Monthly Payment Deadline or the True-Up Payment Deadline;

“Deadlock” has the meaning given to it in Clause 9.12;

“Defaulting Party” has the meaning given to it in Clause 24.1;

“Dispute Resolution Procedures” means the dispute resolution procedures set out in Schedule 10 (Dispute Resolution Procedures);

“Exit Plan” has the meaning given to it Clause 25.3;

“FCA” means the UK Financial Conduct Authority;

“Fee Profits” has the meaning given to it in the Inter-Group Services Agreement;

“FIBL” means Fidelis Insurance Bermuda Limited, a Bermuda exempted company with limited liability (registered number 50047), whose registered address is Clarendon House, 2 Church Street, Hamilton, Bermuda HM 11;

“FIHL Procured Outwards Reinsurance” has the meaning given to it in Clause 18.318.4;

“Final Period” has the meaning given to it in Clause 2.5(b)(iii);

“First Annual Plan” has the meaning given to it Clause 8 (Annual Plan for the First Underwriting Year);

“Forecast Projections” has the meaning given to it Clause 12.2;

“Grandfathered Products” means any insurance, reinsurance or risk transfer product listed as underwritten on the relevant underwriting systems of record by any of the Insurance Companies or any related ISPV from their establishment until the Commencement Date inclusive;

“Gross / Net Basis” has the meaning given to it in Clause 18.1;

“Gross Limit” means the aggregate underwriting limit set out in each Annual Plan, with the gross limit in respect of the first Annual Plan set out in the final row of the table contained in Schedule 7 (Lines of Business);

“Group Annual Plan” means the group annual plan and capital management strategy agreed between the Parties on annual basis, with the group annual plan and capital management strategy for the First Underwriting Year contained in Schedule 3 (Group Annual Plan);

“Group Underwriting Strategy” means the group underwriting strategy agreed between the Parties on an annual basis that sets out how the MGU Group will coordinate the manner in which it underwrites insurance and reinsurance risks for and on behalf of the Insurance Group under the Binder Agreements, with the group annual strategy for the First Underwriting Year contained in Schedule 4 (Group Underwriting Strategy);

“Initial Negative Outlook Period” has the meaning given to it in Clause 12.7;

“Initial Period” has the meaning given to it in Clause 2.5(b)(i);

“Innocent Party” has the meaning given to it in Clause 23.2;

“Insolvency Event” means where a party to a Binder Agreement experiences any of the following events: (i) it is, or is deemed for the purposes of any Applicable Law to be unable to pay its debts as they fall due or insolvent; (ii) it admits its inability to pay its debts as they fall due; (iii) the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities); (iv) it suspends making payments on any of its debts or announces an intention to do so; (v) by reason of actual or anticipated financial difficulties, it commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; or (vi) a moratorium is declared in respect of any of its indebtedness;

“Insurance Companies” have the meanings to it in Recital (A);

“Insurance Group” means FIHL and all of the Insurance Companies, taken as a whole;

“Insurance Group Intra-Group Services Agreement” means the intra-group services agreement entered into by entities in the Insurance Group on or around the date of this Agreement, pursuant to which: (i) FIHL and UK ServeCo shall provide the services that they receive from the MGU Group under the Inter-Group Services Agreement; and (ii) FIHL, FIBL and UK ServeCo shall provide certain internal services, in each case to other entities in the Insurance Group;

“Inter-Group Services Agreement” means the inter-group services agreement entered into between the Parties on or around the date of this Agreement;

“Interim Period” has the meaning given to it in Clause 2.5(b)(ii);

“IPR” has the meaning given to it in Clause 22.1;

“IPT” means Insurance Premium Tax;

“ISPV” means Socium and any other special purpose insurer that assumes an insurance risk underwritten by a primary insurer under a contract of reinsurance and transforms such assumed risk into an insurance-linked security;

“Joint Referral Forum” means the Joint Referral Forum created and maintained in accordance with Schedule 2 (Joint Referral Forum);

“Joint Referral Forum Referral” has the meaning given to it Clause 10.1(b);

“JRF Deadline” has the meaning given to it in Clause 5.6;

“JRF Notification” has the meaning given to it in Clause 5.3;

“Liable Party” has the meaning given to it in Clause 23.2;

“LOB” means each line of business set out in the first column of the table contained in Schedule 7 (Lines of Business);

“LOB Premium Limit” means the LOB premium limit set out in each Annual Plan, with the LOB premium limit in respect of the first Annual Plan set out in the second column of the table contained in Schedule 7 (Lines of Business);

“LOB Risk Preference” means the Insurance Group’s, or each individual Insurance Company’s, underwriting exposure management preferences, as defined in the approved Group Annual Plan, or each individual Insurance Company’s individual Annual Plan (as applicable);

“LOB Risk Tolerance” means the underwriting risk appetite as defined in the latest version of the Insurance Group’s or each individual Insurance Company’s approved ‘Risk, Capital & Solvency Appetite’ document;

“Material Breach” means either: (i) a failure by a MGU DUA Company to obtain the prior written consent from the corresponding Insurance Company to sub-contract or delegate the performance of any Services to a third party that is not a Pre-Approved Sub-Delegate under Clause 20.1(a); or (ii) as otherwise described in Clause 5.5;

“MGU” means a managing general underwriter;

“MGU DUA Companies” means any subsidiary of MGU Holdco that has entered into a Binder Agreement with an Insurance Company, each being a “MGU DUA Company”;

“MGU Group” means MGU Holdco and all of the MGU DUA Companies, taken as a whole;

“Mid-Year Change” means any changes to the Annual Plan (including any Mid-Year Re-Allocations) agreed between the parties to a Binder Agreement pursuant to Clause 10;

“Mid-Year Change Procedure” has the meaning given to it in Clause 10.1;

“Mid-Year Re-Allocation” means any changes to the LOB Premium Limits contained within a Current Annual Plan;

“Minimum BCAR Score” means the minimum AM Best rating agency economic capital headroom requirement as defined in the latest version of the Insurance Group approved ‘Risk, Capital & Solvency Appetite’ document, the relevant sections of which shall be incorporated into each Group Annual Plan and each Annual Plan (as applicable);

“Minimum S&P Surplus” means the minimum S&P rating agency economic capital headroom requirement as defined in the latest version of the risk, capital & solvency appetite document the relevant sections of which shall be incorporated into each Group Annual Plan and each Annual Plan (as applicable);

“Monthly Calculations Presentation Date” has the meaning given to it in Clause 16.4;

“Monthly Estimated Amount” has the meaning given to it in Clause 16.4;

“Monthly Payment Deadline” has the meaning given to it in Clause 16.5;

“Monthly Reference Period” has the meaning given to it in Clause 16.3;

“MYA Request” has the meaning given to it in Clause 10.1(a);

“MYA Request Notice” has the meaning given to it in Clause 10.1(a);

“Negative Outlook” has the meaning given to it in Clause 12.5;

“Non-Calculations Dispute Resolution Procedure” means the dispute resolution procedure set out in paragraph 3 of Schedule 10 (Dispute Resolution Procedures);

“Non-material Breach” means any non-material breach of a Binder Agreement that does not fall within the scenarios described in Clauses 5.3(a), 5.3(c) or 5.3(d);

“Normal Business Hours” has the meaning given to it in Clause 26.3;

“Outwards Reinsurance Strategy” has the meaning given to it in Clause 18.1;

“Paying Party” has the meaning given to it in Clause 16.12;

“PRA” means the UK Prudential Regulation Authority;

“Pre-Approved Sub-Delegate” means an entity listed in Schedule 6 (Pre-Approved Sub-Delegate);

“Pre-Contractual Statement” has the meaning given to it in Clause 27.7(b);

“Product Guides” means the Product Guides set out in Schedule 8 (Product Guides);

“Quarter” means each three (3) month period occurring during an Underwriting Year, with the first (1) of these periods commencing upon the Binder Agreement Commencement Date (and on each subsequent anniversary), save that the final period shall commence immediately after the end of the last full three (3) month period and shall run until the end of the applicable Underwriting Year;

“Rating Agency Requirements” means a minimum financial strength rating for the operating companies of A- from AM Best and S&P;

“Ratings Downgrade” has the meaning given to it in Clause 12.412.5;

“Ratings Downgrade Notification” has the meaning given to it in Clause 12.412.5;

“Ratings Downgrade Remediation Deadline” has the meaning given to it in Clause 12.5(a);

“Receiving Party” has the meaning given to it in Clause 21.1;

“Referred Non-material Breach” means a Non-material Breach that is subject to a JRF Notification that complies with the provisions of Clause 5.4(a);

“Referring Party” has the meaning given to it in Clause 13.6;

“Regulatory Authorities” means the PRA, the FCA, the BMA, the CBI, the Belgian Financial Services and Markets Authority (Autoriteit voor Financiele Diensten en Markten/Autorite des Services et Marches Financiers), a Taxation Authority and such other governmental or regulatory authorities that have responsibility for regulating the Insurance Group and the MGU Group;

“Regulatory Restriction Event” means where a party to a Binder Agreement: (i) ceases to be authorised to carry on business; (ii) has its authorisation suspended in one or more of the jurisdictions in which it is authorised; (iii) is ordered by any applicable Regulatory Authority, or by any government or legal entity to cease carrying on business; or (iv) has requirements imposed upon it which materially restrict its business, in each case, such that it cannot perform as contemplated under the applicable Binder Agreement;

“Rejected Business” has the meaning given to it in Clause 13.2;

“Rejecting Party” has the meaning given to it in Clause 13.2;

“Rejection” has the meaning given to it in Clause 13.2;

“Reorganisation” has the meaning given to it in Recital (A);

“Requesting Customers” has the meaning given to it in Clause 12.7(a);

“Requested Party” has the meaning given to it in Clause 9.1210.110.1(a);

“Requesting Party” has the meaning given to it in Clause 10.1(a);

“Resolution Failure” means as set out in ether Clauses 5.6(c) or 5.7;

“ROFO” has the meaning given to it in Clause 13.1;

“ROFR” has the meaning given to it in Clause 13.1;

“Run-Off Fees” means the fees described in paragraph 8 of Schedule 11 (Commission and Expenses);

“Service Credits” has the meaning given to it in Appendix 9 (Remediation and Consequences from KPIS and SLA Shortfalls) of the Inter-Group Services Agreement;

“Services” means the services set out in Schedule 1 (Services);

“Socium” means Socium Re Limited, a Bermuda exempted company registered as a special purpose insurer under the Bermuda Insurance Act 1978, as amended, and registered as a segregated accounts company under the Bermuda Segregated Accounts Companies Act 2000;

“Subsequent Annual Plan” has the meaning given to it in Clause 9.1;

“Subsequent Underwriting Year” means the second Underwriting Year under each Binder Agreement, and each subsequent Underwriting Year thereafter;

“Supplier” has the meaning given to it in Clause 16.14;

“Tax” or “Taxation” means any form of tax (including IPT and VAT), levy, import, duty, charge, employer social security contribution or other governmental charge (national or local) of whatever nature, whenever and wherever imposed, which is collected or assessed by, or payable to, a Taxation Authority or any other person as a result of any enactment relating to tax, together with all related fines, penalties, interest, costs, charges and surcharges, and in each case, whether payable directly or imposed by way of a withholding or deduction and in respect of any person whether their liability for the same is a primary or secondary liability;

“Taxation Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Technical Ratio” means claims incurred, net of reinsurance recoveries, plus acquisitions costs, excluding commission payable to each MGU DUA Company, divided by net earned premium;

“Terminating Party” has the meaning given to it in Clause 24.1;

“True-Up Amount” has the meaning given to it in Clause 16.7;

“True-Up Date” has the meaning given to it in Clause 16.7;

“True-Up Payment Deadline” has the meaning given to it in Clause 16.8;

“UK ServeCo” means FIHL (UK) Services Limited, a limited liability company incorporated in England and Wales (Companies House number 14112953), whose registered office is at 42nd Floor, 22 Bishopsgate, London, United Kingdom, EC2N 4BQ;

“Underwriting Guidelines” means the underwriting guidelines set out in each Binder Agreement, or as otherwise agreed between the parties to the applicable Binder Agreement;

“Underwriting Parameters” has the meaning given to it in Clause 8 (Annual Plan for the First Underwriting Year);

“Underwriting Year” means unless otherwise agreed between the parties to a Binder Agreement, a twelve (12) month period commencing from the applicable Binder Agreement Commencement Date and each subsequent anniversary thereafter; and

“VAT” means, in relation to the UK, value added tax imposed by the Value Added Tax Act 1994 or any legislation superseding it, within the European Union, such taxation as may be levied in accordance with (but subject to derogation from) Council Directive 2006/112/EC of 28 November 2006 on the common system of value added tax, and outside the UK and European Union, any Taxation levied by reference to added value or sales.

1.2	References to the “Parties” are to the parties to this Agreement, and each is a “Party”.

1.3	References to “Clauses” are to the clauses of this Agreement.

1.4

References to the “Introduction” and the “Schedules” are to the introduction and schedules to this Agreement, which form part of this Agreement and have the same force and effect as if set out in the body of this Agreement.

Interpretation

1.5	The table of contents and headings to Clauses and Schedules are included for ease of reference only, and are not to affect the interpretation of this Agreement.

1.6	In this Agreement, unless expressly stated otherwise:

(a)	the words “include” or “including” (or any similar term) are not to be construed as implying any limitation;

(b)	general words shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things;

(c)	words indicating gender shall be treated as referring to the masculine, feminine or neuter as appropriate;

(d)

a reference to a statute, statutory provision or subordinate legislation (“legislation”) refers to such legislation as amended and in force from time to time and to any legislation that (either with or without modification) re-enacts, consolidates or enacts in rewritten form any such legislation;

(e)

any reference to any document other than this Agreement is a reference to that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Agreement) at any time;

(f)	references to the time of day are to London time;

(g)

a reference to something being “in writing” or “written” includes any mode of representing or reproducing words in visible form that is capable of reproduction in hard copy form, including words transmitted by email but excluding any other form of electronic or digital communication;

(h)

any reference to a “person” includes any individual, body corporate, trust, partnership, joint venture, unincorporated association or governmental, quasi-governmental, judicial or regulatory entity (or any department, agency or political sub-division of any such entity), in each case whether or not having a separate legal personality, and any reference to a “company” includes any company, corporation or other body corporate, and any limited partnership or limited liability partnership wherever and however incorporated or established;

(i)

any reference to a “holding company” or a “subsidiary” means a “holding company” or “subsidiary” as defined in section 1159 of the Companies Act 2006, save that a company shall be treated for the purposes of the membership requirement contained in sections 1159(1)(b) and (c) as a member of another company even if its shares in that other company are registered in the name of (i) its nominee or (ii) another person (or its nominee) by way of security or in connection with the taking of security. Any reference to an “undertaking” shall be construed in accordance with section 1161 of the Companies Act 2006 and any reference to a “parent undertaking” or a “subsidiary undertaking” means respectively a “parent undertaking” or “subsidiary undertaking” as defined in sections 1162 and 1173(1) of the Companies Act 2006, save that an undertaking shall be treated for the purposes of the membership requirement in sections 1162(2)(b) and (d) and section 1162(3)(a) as a member of another undertaking even if its shares in that other undertaking are registered in the name of (i) its nominee or (ii) another person (or its nominee) by way of security or in connection with the taking of security. Such references to an “undertaking”, a “subsidiary undertaking” or a “parent undertaking” shall be amended, where appropriate, by the Limited Liability Partnerships (Accounts and Audit) (Application of Companies Act 2006) Regulations 2008;

(j)	any reference to “to the extent that” shall mean “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way;

(k)

any obligation to “procure” a certain outcome when used in relation to any party shall mean an obligation for that party to exercise, lawfully and in a manner that does not otherwise put such party in breach of any fiduciary duty, any voting rights and use any and all powers vested in it from time to time as a holder of securities, shareholder, director, officer and/or employee and attorney, or through any contractual arrangements, to ensure compliance with that obligation so far as it is reasonably able to do so, whether acting alone or (to the extent that he or it is lawfully able to contribute to ensuring such compliance collectively) acting with others;

(l)

any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(m)

in respect of any Insurance Company, any reference to a “corresponding” MGU DUA Company shall be a reference to the MGU DUA Company that is established and regulated in the same jurisdiction as the Insurance Company (with such jurisdiction being any of the United Kingdom, the European Economic Area or Bermuda) and with which the Insurance Company has entered into a Binder Agreement; and

(n)

in respect of any MGU DUA Company, any reference to a “corresponding” Insurance Company shall be a reference to the Insurance Company that is established and regulated in the same or a relevant jurisdiction as the MGU DUA Company (with such jurisdiction being any of the United Kingdom, the European Economic Area or Bermuda) and with which the MGU DUA Company has entered into a Binder Agreement.

2.	Term of this Agreement and of each Binder Agreement

Term of this Agreement

2.1

This Agreement shall start on the Commencement Date and shall continue to be in force to the extent that any of the Insurance Companies or the MGU DUA Companies have any actual or reasonably foreseeable rights or obligations under, arising out of, or in relation to any Binder Agreement (as further described in Clause 25.1 below), following which point this Agreement shall terminate automatically and with immediate effect without either Party being required to notify the other of such termination.

Term of each Binder Agreement

2.2

Each Binder Agreement shall, unless otherwise terminated in accordance with the terms of the applicable Binder Agreement following referral and determination at the Joint Referral Forum in accordance with Clause 5 (Joint Referral Forum and Relationship Management), be subject to a rolling minimum term of ten (10) Underwriting Years commencing from the applicable Binder Agreement Commencement Date, which the Parties intend to be the same date in respect of each Binder Agreement. The minimum term of the Agreement is rolled on the basis set out in Clause 2.3, unless the parties to the applicable Binder Agreement otherwise agree in writing.

2.3	The minimum term of each Binder Agreement is subject to the following rolling mechanism:

(a)	in the first three (3) Underwriting Years following the Commencement Date, notice to roll the minimum term into the Subsequent Underwriting Year shall be deemed to be given automatically; and

(b)

from the fourth (4) Underwriting Year of each Binder Agreement onwards, the minimum term of the Binder Agreement shall not roll automatically, and shall only roll at the election of the applicable Insurance Company by providing written notice to the corresponding MGU DUA Company at least ninety (90) calendar days prior to the commencement of the Subsequent Underwriting Year.

2.4

FIHL shall obtain prior written consent from MGU Holdco prior to initiating a bankruptcy, dissolution, restructuring, change of licence, or voluntary run-off of any Insurance Company, where such act is reasonably likely to have an adverse impact on the corresponding Binder Agreement.

2.5	If a Binder Agreement does not roll into a Subsequent Underwriting Year pursuant to Clause 2.3(b), the parties to the applicable Binder Agreement shall be subject to the following provisions:

(a)

the applicable Binder Agreement shall, subject to implementation of the Exit Plan, remain in force for a period of nine (9) Underwriting Years from the end of the then current Underwriting Year and that Binder Agreement shall remain in force during this period;

(b)

the respective rights and obligations of the parties to the applicable Binder Agreement set out in Clause 13 (Exclusivity and Rights of First Offer / Rights of First Refusal) shall amended as follows for the remainder of the term:

(i)

in the three (3) Underwriting Years immediately following the then current Underwriting Year (the “Initial Period”), there shall be no change to the parties’ respective rights and obligations set out in Clause 13 (Exclusivity and Rights of First Offer / Rights of First Refusal);

(ii)

in the three (3) Underwriting Years immediately following the Initial Period (the “Interim Period”), the ‘Insurance ROFR’ set out in Clauses 13.4(b) and 13.5(b) shall cease to have effect, and each Insurance Company shall have a ROFO in respect of any additional capital, or a new LOB, proposed by the corresponding MGU DUA Company on the same terms as the ‘MGU ROFO’ set out in Clauses 13.4(a) and 13.5(a), which shall apply mutatis mutandis to the applicable Insurance Company, and Clause 13.6 shall be amended accordingly; and

(iii)

in the three (3) Underwriting Years immediately following the Interim Period (the “Final Period”), either Party may notify the other Party that any of its subsidiaries intends to enter into a new arrangement with a third party in respect of any business that would otherwise be subject to Clause 13 (Exclusivity and Rights of First Offer / Rights of First Refusal), following which the obligations in Clause 13 (Exclusivity and Rights of First Offer / Rights of First Refusal) shall cease to apply to such business; and

(c)

the Parties shall refer the matter to the Joint Referral Forum, which shall use best endeavours to agree how to facilitate the transfer of renewals of the insurance business that the applicable MGU DUA Company has underwritten away from the corresponding Insurance Company to a third party capital provider in an orderly manner at the expiry of the remaining term and in line with Applicable Law.

2.6	Each Binder Agreement will automatically expire at the end of the minimum term.

3.	Procurement Obligations

The Parties acknowledge and agree that any references in this Agreement to the obligations of either the Insurance Companies or the MGU DUA Companies

(including any references to ‘the parties to the applicable Binder Agreement’) shall constitute an obligation on the applicable Party to procure that their respective subsidiaries shall perform such obligations in accordance with the provisions of the relevant Clause or paragraph to a Schedule and otherwise in accordance with the terms of the applicable Binder Agreement, which shall include, but shall not be limited to, the Parties procuring that:

(a)

their respective subsidiaries shall participate fully in and appoint and, where applicable, replace their representatives to the Joint Referral Forum in accordance with Schedule 2 (Joint Referral Forum); and

(b)

their respective subsidiaries shall participate in the formulation of the Group Underwriting Strategy and Group Annual Plan such that when either of these two documents are implemented at a subsidiary level the presumption shall be that each Insurance Company will have due regard to the agreed Group Underwriting Strategy and Group Annual Plan and shall support and endeavour to implement the elements of each document that apply to the Insurance Company as part of each Annual Plan that is agreed and negotiated under the applicable Binder Agreement.

4.	Services

4.1

Each MGU DUA Company shall provide the Services to the corresponding Insurance Company and in doing so shall use best endeavours to ensure that any data and information provided is accurate and complete in all material respects and provided in a timely manner in accordance with any agreed timelines and reporting frequencies.

4.2

The Parties hereby agree to submit to the Service Credit regime set out at Appendix 9 (Remediation and Consequences from KPIS and SLA Shortfalls) of the Inter-Group Services Agreement in respect of the Services as provided under this Agreement.

4.3

The Parties further agree that Service Credits in respect of the Services under this Agreement shall be offset solely against Fee Profits and there shall be no Service Credit deduction against Commissions and Expenses.

4.4	The Parties hereby agree to submit to the Annual Review regime set out at Section 26 (Annual Review Group Process) of the Inter-Group Services Agreement.

5.	Joint Referral Forum and Relationship Management

5.1

The Parties shall create and maintain at all times the Joint Referral Forum, which shall have the power to act on behalf of, and bind their respective appointing entities in either the Insurance Group or the MGU Group, in accordance with the provisions of Schedule 2 (Joint Referral Forum), and which shall work together to manage the provision of the Services, the provision of the underwriting capacity and the performance of any transition or Exit Plan (and any related run-off services) by each MGU DUA Company and / or Insurance Group Company in accordance with the terms and conditions of this Agreement and of each Binder Agreement.

5.2	The Parties shall ensure that the Joint Referral Forum is kept fully informed of all relevant information, and is at all times involved to a high degree, in relation to the performance of each Party’s obligations under this Agreement, and their respective subsidiaries’ performance of their obligations under the applicable Binder Agreements.

5.3

Save where Clause 12.4 applies, each Party shall ensure that its respective representatives in the Joint Referral Forum notify the other Party’s representatives in the Joint Referral Forum (a “JRF Notification”) in writing as soon as reasonably practicable if it becomes aware of the occurrence of any of the following events:

(a)	any of its subsidiaries that is a party to a Binder Agreement has experienced an Insolvency Event;

(b)	any of its subsidiaries has committed a Material Breach of any of its obligations under a Binder Agreement;

(c)	any of its subsidiaries has committed an act of fraud under a Binder Agreement;

(d)

any Regulatory Restriction Event or any other issue, incident, activity, communication, complaint, happening or omission has occurred, or is likely to occur, which could materially impact upon the ability of any of its subsidiaries to perform its obligations under a Binder Agreement; or

(e)	FIHL is in breach of its obligation to obtain prior written consent from MGU Holdco under Clause 2.4.

5.4	Either Party may procure that its representatives in the Joint Referral Forum provide the other Party’s representatives in the Joint Referral Forum with a JRF Notification if it becomes aware that:

(a)	any subsidiary of the other Party has committed a Non-material Breach of the applicable Binder Agreement, provided that:

(i)	such notification may only be given within thirty (30) calendar days from the date upon which the reporting Party, acting reasonably, could first have become aware of such Non-material Breach;

(ii)	the Non-Material Breach is not already in the course of being remedied pursuant to a remediation plan that has been agreed between the parties to the applicable Binder Agreement; and

(iii)

a single notification may only be provided in respect of each Referred Non-material Breach, and each notification must be provided at least ten (10) calendar days after the date on which the previous Referred Non-material Breach was provided to the other Party; or

(b)

any event listed in Clause 5.3(a) to 5.3(e) (inc.) either has occurred, or is likely to occur (in respect of any event listed in Clause 5.3(d)), in relation to any of the subsidiaries of the other Party.

5.5	If a party to a Binder Agreement commits the same (or materially the same) Non-material Breach on at least four (4) separate occasions during any six (6) month period during the term of the applicable Binder Agreement, the Parties shall treat the final breach as a material breach of that Binder Agreement for the purposes of Clause 5.3(b), provided that each Non-material Breach subject to the applicable JRF Notification is already a Referred Non-material Breach.

5.6

If a JRF Notification is issued by the representatives of either Party, for a period of thirty (30) calendar days from the date when such JRF Notification was issued (the “JRF Deadline”), the Parties shall procure that the Joint Referral Forum shall discuss, and shall use best endeavours to agree:

(a)	where Clause 5.3(a) applies, whether it is reasonably practicable to continue the applicable Binder Agreement;

(b)

where Clause 5.3(b) applies, upon a course of action to: (i) remedy such breach, if such breach is reasonably capable of remedy; and (ii) irrespective of whether such breach is reasonably capable of remedy, take action to mitigate the likelihood of the occurrence of similar Material Breaches by the applicable subsidiary in the future;

(c)

where Clause 5.3(c) applies, upon a course of action to mitigate the likelihood of the occurrence of similar acts of fraud by the applicable subsidiary in the future, save that the Joint Referral Forum shall not be required to agree upon any such course of action in respect of any material act of fraud, and this matter may be treated instead as a Resolution Failure following the JRF Deadline; or

(d)	where Clause 5.3(d) applies:

(i)

if the applicable subsidiary’s ability to perform its obligations under the applicable Binder Agreement has not yet been materially impacted, upon a course of action designed to ensure that, to the extent that it is reasonably practicable to do so, the applicable subsidiary can continue to perform its obligations under the applicable Binder Agreement as originally contemplated; or

(ii)

if the applicable subsidiary’s ability to perform its obligations under the applicable Binder Agreement has already been materially impacted, corresponding amendments or modifications to the applicable subsidiary’s obligations under that Binder Agreement to mitigate the extent of such impact on the other party,

(e)	where Clause 5.3(e) applies, whether the relevant member of the MGU Group would suffer a material impact if the applicable Binder Agreement were to continue.

5.7	A Resolution Failure shall occur for the purposes of Clause 24.1(c) if, by the JRF Deadline, the Joint Referral Forum uses best endeavours to:

(a)	reach an agreement under Clause 5.6(a), but does not determine that it is reasonably practicable to continue the applicable Binder Agreement;

(b)	agree upon a course of action under any of Clauses 5.6(b), 5.6(c) or 5.6(d) but fails to reach an agreement; or

(c)	agree upon a course of action under Clause 5.6(e), but fails to reach an agreement.

6.	Reporting

MGU Holdco shall report to FIHL as set out and according to the timings set out in Schedule 1 (Services) to this Agreement.

7.	Group Annual Plan and Group Underwriting Strategy

7.1

The Parties shall agree a Group Annual Plan and a Group Underwriting Strategy at least two (2) months prior to the first commencement date of the corresponding Underwriting Year under the Binder Agreements.

7.2

The Parties shall, within five (5) Business Days of agreeing the Group Annual Plan and the Group Underwriting Strategy for each Subsequent Underwriting Year, provide such documents, or the relevant parts of such documents, to each party to a Binder Agreement, so that they can be reflected in each Subsequent Annual Plan in accordance with Clause 9 (Negotiation and Agreement of Subsequent Annual Plans).

8.	Annual Plan for the First Underwriting Year

Once the Parties have agreed the Group Annual Plan and the Group Underwriting Strategy in respect of the first Underwriting Year of each Binder Agreement, and have provided these documents to the parties to each Binder Agreement, the parties to each Binder Agreement shall agree the Annual Plan in respect of the first Underwriting Year of each Binder Agreement (the “First Annual Plan”), which shall be attached as a schedule to each Binder Agreement and which shall include, at a minimum:

(a)	LOB Premium Limits;

(b)	the Gross Limit;

(c)	LOB Risk Tolerances;

(d)	LOB Risk Preferences; and

(e)

the minimum economic capital headroom as defined in their economic capital risk appetite at individual Insurance Company level which shall when consolidated with the other Insurance Companies ensure that the Insurance Group will be able to maintain its Minimum BCAR Score and Minimum S&P Surplus, collectively, the “Underwriting Parameters”.

9.	Negotiation and Agreement of Subsequent Annual Plans

9.1	Subject to Clause 9.3, the Annual Plan in respect of each Subsequent Underwriting Year (each Annual Plan being a “Subsequent Annual Plan”) shall be negotiated and agreed by the applicable Insurance Company and the corresponding MGU DUA Company at all times in good faith and in accordance with the provisions of this Clause 9 (Negotiation and Agreement of Subsequent Annual Plans).

9.2

The parties to a Binder Agreement shall have due regard to the agreed Group Underwriting Strategy and Group Annual Plan relating to the applicable Underwriting Year and shall support and endeavour to implement the elements of each document that apply to the parties as part of negotiating and agreeing each Annual Plan under the applicable Binder Agreement. The parties acknowledge that the intention is that renegotiation of the Annual Plan shall not result in the reduction of any available capital in the Insurance Group.

9.3

Any Subsequent Annual Plan may be negotiated by the Parties for and on behalf of the parties to the applicable Binder Agreement (and references to the parties to that Binder Agreement in this Clause 9 (Negotiation and Agreement of Subsequent Annual Plans) shall be interpreted accordingly), provided that the Subsequent Annual Plan shall only come into force if it is reviewed and, if thought fit, actually approved by the corresponding parties to the applicable Binder Agreement at their sole discretion.

9.4

If the Parties negotiate a Subsequent Annual Plan for and on behalf of the parties to any Binder Agreement in accordance in Clause 9.3, and the terms of the Subsequent Annual Plan are rejected by such parties, either wholly or in part, the Parties shall use best endeavours to resolve the issues that the applicable parties to that Binder Agreement have in respect of the Subsequent Annual Plan as soon as reasonably practicable (with such endeavours to include specifying in writing which parts of the proposed Subsequent Annual plan are objectionable, the reasons for such objections, and notifying areas of disagreement to the Joint Referral Forum for potential resolution), so that an updated Subsequent Annual Plan may be agreed and approved by the parties to the applicable Binder Agreement prior to the commencement of the Subsequent Underwriting Year.

9.5

Unless the parties to a Binder Agreement agree otherwise, each MGU DUA Company shall be authorized to underwrite: (i) all Grandfathered Products; and (ii) any new insurance products falling within the LOBs, provided that, in each case, the MGU DUA Company remains within all of the Underwriting Parameters set out in the applicable Annual Plan or otherwise obtains approval in writing from the corresponding Insurance Company to underwrite any business in excess of the Underwriting Parameters pursuant to Clause 9.6.

9.6

Each MGU DUA Company shall be required to obtain approval in writing from the corresponding Insurance Company to underwrite any business in excess of the Underwriting Parameters in any Underwriting Year, with such approval to be initially sought via the Joint Referral Forum.

9.7

As a default position (the “Annual Plan Default Position”), the parties to each Binder Agreement shall renew the Subsequent Annual Plan on the same terms as the Annual Plan for the then current Underwriting Year (the “Current Annual Plan”), which shall also reflect any Mid-Year Changes that the parties to the applicable Binder Agreement may agree during the course of the then current Underwriting Year.

9.8

Changes from the Annual Plan Default Position in respect of each Subsequent Underwriting Year shall require the written approval of both the applicable Insurance Company and the corresponding MGU DUA Company.

9.9

If either the Insurance Company or the corresponding MGU DUA Company intends to propose a material change to a Subsequent Annual Plan, such party shall where practicable provide the other party with written notice of such proposed material change at least one hundred and twenty (120) calendar days prior to the end of the then current Underwriting Year.

9.10

An Insurance Company shall only be permitted to request that a LOB be removed from a Subsequent Annual Plan if the technical ratios in respect of such LOB in each of the three (3) Underwriting Years immediately prior to the then current Underwriting Year are all above the applicable Technical Ratio plus 10% as set out in the applicable Annual Plan for each of the corresponding Underwriting Years.

9.11

If, during any Underwriting Year, an Insurance Company reasonably considers that the Technical Ratio for any LOB has materially deteriorated, then it may notify the MGU DUA Company in writing of such material deterioration and, within ten (10) Business Days from the receipt of such notification, the corresponding MGU DUA Company shall: (1) provide a detailed plan to the Insurance Company, which sets out in sufficient detail to enable the Insurance Company to reasonably understand how the MGU DUA Company shall ensure that the performance of the LOB will fall within the Technical Ratio in the Subsequent Underwriting Year; and (2) have due regard to any representations made by the Insurance Company in respect of such LOB when underwriting that LOB in the Subsequent Underwriting Year.

9.12

If, in three (3) consecutive Underwriting Years, either an Insurance Company or a MGU DUA Company requests the same change (or materially the same change) to the Subsequent Annual Plan (an “Annual Plan Change Request”) as part of the parties’ annual negotiations, and the other party rejects the Annual Plan Change Request in each of these Underwriting Years (the third of such rejections being a “Deadlock”), the parties shall refer the Deadlock to the Non-Calculations Dispute Resolution Procedure in order to determine whether such change shall be reflected in the Subsequent Annual Plan.

9.13

The Subsequent Annual Plan shall be amended immediately if the matter has been referred to the Non-Calculations Dispute Resolution Procedure in Clause 9.12 and it has been determined pursuant to the Non-Calculations Dispute Resolution Procedure that such change shall be reflected in the Subsequent Annual Plan.

9.14	Each Annual Plan will be prepared on a Gross / Net Basis and shall be consistent with the Outwards Reinsurance Strategy (which will also be set out in each Annual Plan).

9.15

Each Insurance Company may unilaterally make changes to either the First Annual Plan, or to a Subsequent Annual Plan without requiring the consent of the corresponding MGU DUA Company (provided however that the MGU DUA Company shall be notified, and given the opportunity to discuss and comment on such change, as soon as possible in advance) if, and to the extent that, any such changes are reasonably necessary to ensure that the applicable Annual Plan complies with Applicable Law and changes in Rating Agency methodologies.

9.16

If there is any inconsistency between any agreed changes to a Subsequent Annual Plan and any unchanged parts of the Annual Plan relating to the prior Underwriting Year, the agreed changes to the Subsequent Annual Plan that relate to the following Underwriting Year shall take precedence over any parts of the Annual Plan that are unchanged from the prior Underwriting Year to the extent of such inconsistency.

10.	Mid-Year Change Procedure

10.1

The parties to each Binder Agreement shall be subject to the following procedure in respect of any material change or Mid-Year Re-Allocation to the Annual Plan that is intended to be made outside of the procedure set out in Clause 9 (Negotiation and Agreement of Subsequent Annual Plans) above (the “Mid-Year Change Procedure”):

(a)

if either party to the applicable Binder Agreement (a “Requesting Party”) wishes to request a material change or Mid-Year Re-Allocation (a “MYA Request”) to the Annual Plan, the Requesting Party shall send a written notice (a “MYA Request Notice”) to the other party (the “Requested Party”) as soon as reasonably practicable. The MYA Request Notice shall set out in reasonable detail a description of the requested material change or Mid-Year Re-Allocation and an explanation of such changes. The parties acknowledge that the intention is that renegotiation of the Annual Plan shall not result in the reduction of any available capital in the Insurance Group.

Initial Discussions

(b)

Within ten (10) Business Days of the Requested Party receiving the MYA Request Notice, the parties shall refer the MYA Request in writing to the Joint Referral Forum (“Joint Referral Forum Referral”) along with a copy of the MYA Request Notice.

(c)

The Joint Referral Forum shall attempt in good faith to agree such MYA Request by negotiation and consultation between themselves for and on behalf of the parties. If the Joint Referral Forum reaches an agreement that such MYA Request shall be accepted, the Joint Referral Forum may bind the parties in respect of the MYA Request, such that the Annual Plan shall be amended accordingly with immediate effect from the date that the parties are notified of the Joint Referral Forum’s decision.

(d)

If the Joint Referral Forum has not reached an agreement as to whether the MYA Request should be implemented into the Annual Plan within thirty (30) Business Days of receiving the Joint Referral Forum Referral, the matter shall be referred to the Chief Executive Officers (“Chief Executives”) of each of the parties that are the subject of this MYA Request (the date of such referral being communicated shall be referred to as the “Chief Executive Referral Date”).

Referral to Chief Executives

(e)	The relevant Chief Executives shall meet within ten (10) Business Days of the Chief Executive Referral Date at a mutually acceptable time and place (or via teleconference) to attempt to agree as to whether the MYA Request should be implemented into the Annual Plan (assuming that such request has not been resolved earlier).

(f)

If the relevant Chief Executives reach an agreement that such MYA Request shall be accepted, the Chief Executives may bind the parties in respect of the MYA Request, such that the Annual Plan shall be amended accordingly with immediate effect from the date of such agreement.

(g)	The negotiations between the Chief Executives set out in Clause 10.1(d) shall be treated as being without prejudice.

Referral to Non-Calculations Dispute Resolution Procedure

(h)

If the Chief Executives are not able to reach an agreement as to whether the MYA Request should be implemented into the Annual Plan within twenty (20) Business Days of the commencement of such negotiations, either Party may refer the matter to mediation (and subsequently arbitration) pursuant to the Non-Calculations Dispute Resolution Procedure.

10.2

Either party to a Binder Agreement may refer a proposed non-material change to the Binder Agreement (including a non-material Mid-Year Re-Allocation) to the Joint Referral Forum to be discussed and, if thought fit, agreed between the appropriate representatives of the Joint Referral Forum. Any decision reached by the Joint Referral Forum shall be binding on the parties to that Binder Agreement, such that the Annual Plan shall be amended accordingly with immediate effect from the date that the parties are notified of the Joint Referral Forum’s decision.

11.	Authorisation by Regulatory Authorities

11.1

MGU Holdco shall, and shall procure that each MGU DUA Company shall, ensure that, at all times, it is sufficiently authorised by the relevant Regulatory Authorities to carry out all of its obligations set out, or envisaged, in this Agreement or the applicable Binder Agreement (provided that each Party shall only be required to use reasonable endeavours to effect requested changes to an Annual Plan).

11.2

FIHL shall, and shall procure that each Insurance Company shall, ensure that, at all times, it is sufficiently authorised by the relevant Regulatory Authorities to carry out all of its obligations set out, or envisaged, in this Agreement or the applicable Binder Agreement.

12.	Maintenance of Capital and Credit Ratings

12.1	MGU Holdco shall calculate the minimum economic capital required to be held by the Insurance Group to allow the Insurance Group to adhere to Rating Agency Requirements.

12.2

FIHL shall, and shall procure that each Insurance Company shall, prepare and provide to the corresponding MGU DUA Company, as soon as reasonably practicable following the date upon which any Subsequent Annual Plan is agreed, forecast projections incorporating where relevant the Annual Plan that set out the level of capital that the corresponding Insurance Company is required to maintain in order to both meet its obligations under such Subsequent Annual Plan, and to ensure that the Insurance Group can adhere to all Rating Agency Requirements (the “Forecast Projections”) for both the corresponding Subsequent Underwriting Year and for the two following Subsequent Underwriting Years (on the basis that the Subsequent Annual Plan remains the same in such Subsequent Underwriting Years).

12.3

FIHL shall, and shall procure that each Insurance Company shall, take all necessary steps to ensure that, at all times during the term of the applicable Binder Agreement, it maintains sufficient capital (including a sufficient capital buffer) to both meet its obligations under the Current Annual Plan, and to ensure that it adheres to all Rating Agency Requirements (where applicable, in accordance with the figures pertaining to the applicable Underwriting Year set out in the Forecast Projections) and regulatory capital projections. FIHL shall, and shall procure that each Insurance Company shall, ensure that their respective adherence to the obligations contained in this Clause 12 (Maintenance of Capital and Credit Ratings) shall take precedence over any dividend policy that it may have in place.

12.4

The Parties acknowledge that, as at the Commencement Date, FIHL has been placed on Negative Outlook by S&P as a result of the proposed Reorganisation. Accordingly, the Parties agree that Clauses 12.5 to 12.12 (inc.) shall not apply in relation to S&P for the duration of this current rating Negative Outlook, and shall only apply in relation to S&P to any further Negative Outlooks by S&P that may separately occur at any point during the term of this Agreement.

12.5

Either Party shall notify the other Party as soon as it becomes aware that FIHL either has ceased, or there is a material risk of FIHL ceasing, to continue to adhere to the Rating Agency Requirements (the notification being a “Ratings Downgrade Notification”, a potential downgrade being a “Negative Outlook” and an actual downgrade being a “Ratings Downgrade”). In the event of a Ratings Downgrade Notification, the Parties shall perform the following acts:

(a)

the Parties shall refer the matter to the Joint Referral Forum within two (2) Business Days from the date of the Ratings Downgrade Notification. The Joint Referral Forum shall, within five (5) Business Days of being notified of the Ratings Downgrade or Negative Outlook (the “Ratings Downgrade Remediation Deadline”), produce a written remediation plan that sets out how FIHL will, with reasonable assistance from the MGU Group (such assistance not extending to capital or other financial support), implement such plan to: (1) mitigate the risk of, or reverse, the Ratings Downgrade or Negative Outlook; and (2) raise additional capital, or reallocate capital between LOBs and Insurance Companies; and

(b)

the Parties shall meet regularly to address FIHL’s implementation of the remediation plan and shall act reasonably in managing the impact of the remediation plan on both the Insurance Group and the MGU Group.

12.6

If the Joint Referral Forum, using best endeavours, fails to reach an agreement under Clause 12.5(a) by the Ratings Downgrade Remediation Deadline, as soon as reasonably practicable following such failure, the Parties shall refer the matter to mediation (and subsequently arbitration) pursuant to the Non-Calculations Dispute Resolution Procedure.

12.7

Subject to Clause 12.8, if a Ratings Downgrade Notification relates to a Negative Outlook, in the six (6) calendar months immediately following the date of the Ratings Downgrade Notification (the “Initial Negative Outlook Period”), the following provisions shall apply:

(a)

MGU Holdco shall promptly notify FIHL if a customer (or broker on its behalf) either: (i) wishes to withdraw its existing business from the relevant member of the Insurance Group during the applicable term; or (ii) is unwilling to place new (re)insurance business with the relevant member of the Insurance Group, in each case due to the Negative Outlook, and which has requested that a MGU DUA Company places its business with a third party capital provider (a “Requesting Customer”). In such circumstances, the applicable MGU DUA Company may place such business with one or more third party capital providers (provided the Negative Outlook has not been reversed before that time); and

(b)

Clause 13 (Exclusivity and Rights of First Offer / Rights of First Refusal) shall be suspended in respect of any existing or new business that the MGU DUA Company has been requested to place with a third party capital provider by a Requesting Customer under Clause 12.7(a).

12.8	Clause 12.7 shall cease to apply upon the first of any of the following events to occur:

(a)	FIHL reverses the Negative Outlook;

(b)	the Initial Negative Outlook Period expires, at which point Clause 12.9 shall apply; or

(c)	FIHL undergoes a Ratings Downgrade, at which point Clause 12.11 shall apply.

12.9

Subject to Clause 12.10, if a Ratings Downgrade Notification relates to a Negative Outlook, and such Negative Outlook subsists beyond the expiry of the Initial Negative Outlook Period, the following provisions shall apply:

(a)

MGU Holdco shall continue to promptly notify FIHL of any Requesting Customers, and each applicable MGU DUA Company may place such existing or new business with one or more third party capital providers (provided the Negative Outlook has not been reversed by that time); and

(b)	Clause 13 (Exclusivity and Rights of First Offer / Rights of First Refusal) shall be suspended in respect of any such existing or new business.

12.10	Clause 12.9 shall cease to apply upon the first of any of the following events to occur:

(a)	FIHL reverses the Negative Outlook; or

(b)	FIHL undergoes a Ratings Downgrade, at which point Clause 12.11 shall apply.

12.11	Subject to Clause 12.12, in the event of a Ratings Downgrade, the following provisions shall apply:

(a)

the MGU Group may immediately: (i) subject to prior written notice to FIHL, withdraw any existing business from the relevant member of the Insurance Group (irrespective of whether such business is transferred during the term of the applicable product or at renewal) with one or more third party capital providers and (ii) place any new business with one or more third party capital providers; and

(b)	Clause 13 (Exclusivity and Rights of First Offer / Rights of First Refusal) shall be suspended in respect of any such existing or new business.

12.12	Clause 12.11 shall cease to apply if FIHL reverses the Ratings Downgrade.

13.	Exclusivity and Rights of First Offer / Rights of First Refusal

13.1

During the term of the applicable Binder Agreement, each Insurance Company shall, with the exception of the current capital arrangements that they have with the third party MGUs listed at Schedule 9 (Existing Third Party MGU Arrangements), and subject to Clause 12 (Maintenance of Capital and Credit Ratings), secure its respective business exclusively from the corresponding MGU DUA Company, and each MGU DUA Company shall perform the Services exclusively for the corresponding Insurance Company, save where one of the ‘Right of First Offer’ (“ROFO”) or ‘Right of First Refusal’ (“ROFR”) processes set out in this Clause 13 (Exclusivity and Rights of First Offer / Rights of First Refusal) applies.

13.2

If either the Insurance Company or the corresponding MGU DUA Company (the “Rejecting Party”) rejects the other party’s proposal (the “Rejection” and the “Rejected Business”) made pursuant to either a ROFO or ROFR process set out in this Clause 13 (Exclusivity and Rights of First Offer / Rights of First Refusal), the Rejecting Party shall not have the right to later request the opportunity to underwrite or provide capacity for (as applicable) the Rejected Business whilst the Rejected Business is continuing to be underwritten by, or continues to have capacity provided by (as applicable), the third party insurer or intermediary that agreed to accept the Rejected Business most immediately following the Rejection and for the avoidance of doubt this provision applies to an MGU DUA Company directly originating business to a third party insurer and does not apply to any outwards reinsurance placement to a third party reinsurer pursuant to Clause 18 (Outwards Reinsurance) below.

13.3

Either party to a Binder Agreement that initiates a ROFO or ROFR process set out in this Clause 13 (Exclusivity and Rights of First Offer / Rights of First Refusal) shall notify the other party of its ROFO or ROFR (as applicable) in a way that is sufficiently clear to enable the other party to reasonably understand its terms.

13.4	Additional Capital

(a)	MGU ROFO

(i)	If an Insurance Company has capital beyond the business that is intended to be procured by the corresponding MGU DUA Company under the Current Annual Plan (including any excess capital that results from removal of a LOB pursuant to Clause 9.10 or from an adjustment to the Annual Plan pursuant to Clauses 9 (Negotiation and Agreement of Subsequent Annual Plans) or 10 (Mid-Year Change Procedure)), the Insurance Company shall notify the MGU DUA Company of its ROFO in respect of such additional capital (to the extent the additional capital has not been, or is not intended to be, returned to shareholders) and the parties shall adhere to the following ROFO process:

(A)

within 30 calendar days of being notified of its ROFO, the MGU DUA Company shall prepare and provide to the Insurance Company a business plan setting out how it would use the additional capital. Upon receipt of the business plan, the Insurance Company shall have the option (acting reasonably) either (i) to accept the corresponding MGU DUA Company’s proposal; or (ii) to decline such proposal and determine whether to invite offers from third party MGUs in respect of such capital;

(B)

where the Insurance Company has declined the MGU DUA Company’s proposal under Clause 13.4(a)(i)(A), and has invited offers from third party MGUs in respect of the additional capital, within thirty (30) calendar days of accepting any such offer from a third party MGU, the Insurance Company shall: (1) present a business plan to the corresponding MGU DUA Company containing sufficient detail to enable the MGU DUA Company to reasonably understand the third party MGU’s business proposal; (2) engage in good faith with the MGU DUA Company to reduce or eliminate any conflicts of interest or other negative consequences on the business that the MGU DUA Company procures for the Insurance Company; and (3) use best endeavours to agree the format and frequency of any reports in respect of such business that the Insurance Company shall provide to the MGU DUA Company acknowledging that any reporting will be subject to third party confidentiality obligations and shall be kept to the minimum level to allow necessary coordination between the Insurance Group and the MGU Group.

(b)	Insurance ROFR

(i)

A MGU DUA Company shall not effect, or perform any task in relation to, an agreement with any third party capital provider described in Clause 13.4(b)(ii) unless: (1) it has notified the Insurance Company of its ROFR; (2) the parties have followed the ROFR process set out in this Clause 13.4(b); and (3) the Insurance Company has not accepted, or has been deemed not to have accepted, the terms of such ROFR pursuant to the process set out in this Clause 13.4(b).

(ii)

Subject to Clause 13.4(b)(i), if a MGU DUA Company reasonably believes that it can source additional business beyond the business that it procures for the corresponding Insurance Company under the Current Annual Plan, such MGU DUA Company may immediately begin to source capital from third party capital providers.

(iii)	The ROFR process corresponding to this Clause 13.4(b) shall be as follows:

(A)

if the corresponding Insurance Company has sufficient capital to accept the terms of the ROFR, within seven (7) Business Days of receiving the ROFR notification from the MGU DUA Company, it shall provide the MGU DUA Company with notice clearly indicating its desire to accept the terms of the ROFR, and shall provide confirmation of its acceptance within twenty (20) calendar days thereafter. Such acceptance shall be binding on the parties with immediate effect. If the Insurance Company fails to communicate its desire to accept the terms of the ROFR within the seven (7) Business Day period, or fails provide confirmation of its acceptance within twenty (20) calendar days thereafter, it shall be deemed to have rejected the terms of the ROFR; or

(B)

if the corresponding Insurance Company reasonably considers that it does not have sufficient capital to accept the terms of the ROFR, within five (5) Business Days of receiving the ROFR notification from the corresponding MGU DUA Company, it shall provide the MGU DUA Company with notice clearly indicating its desire to accept the terms of the ROFR and requesting additional time to raise or make available the requisite additional capital. Upon the MGU DUA Company’s receipt of such notice, the parties shall negotiate in good faith to agree a reasonable amount of time (taking into account the ability of the MGU DUA Company to source such additional business) in which the Insurance Company may raise or make available the requisite additional capital.

(iv)

If the Insurance Company is able to raise or make available the requisite additional capital within the agreed deadline agreed in Clause 13.4(iii)(B), it shall notify the corresponding MGU DUA Company that it is able to accept the terms of the ROFR and such terms shall become binding upon the parties with immediate effect. If the Insurance Company is not able to raise or make available the requisite additional capital within such deadline, it shall be deemed to have rejected the terms of the ROFR from the expiry of the deadline.

(v)

If the Insurance Company is not able to raise or make available the requisite additional capital within the agreed deadline agreed in Clause 13.4(iii)(B), the applicable MGU DUA Company may source capital from third party capital providers.

13.5	New Line of Business

(a)	MGU ROFO

(i)

If Insurance Company has business appetite for a new LOB that is not currently procured by the corresponding MGU DUA Company under the Current Annual Plan, the Insurance Company shall notify the MGU DUA Company of its ROFO in respect of such new LOB.

(ii)

Subject to Clause 13.6, within thirty (30) calendar days of being notified of its ROFO, the MGU DUA Company shall prepare and provide to the Insurance Company a business plan setting out how it intends to procure business in respect of this additional LOB. Upon receipt of the business plan, the Insurance Company shall have the option (acting reasonably) to either accept the corresponding MGU DUA Company’s proposal, or to decline such proposal and determine, in its sole discretion, whether to invite offers from third party MGUs in respect of such LOB.

(iii)

Where the Insurance Company has declined the MGU DUA Company’s proposal under Clause 13.5(a)(ii), and has invited offers from third party MGUs in respect of the additional LOB, within thirty (30) calendar days of accepting any such offer from a third party MGU, the Insurance Company shall: (1) present a business plan to the corresponding MGU DUA Company containing sufficient detail to enable the MGU DUA Company to reasonably understand the third party MGU’s business proposal; (2) engage in good faith with the MGU DUA Company to reduce or eliminate any conflicts of interest or other negative consequences on the business that the MGU DUA Company procures for the Insurance Company; and (3) use best endeavours to agree the format and frequency of any reports in respect of such business that the Insurance Company shall provide to the MGU DUA Company acknowledging that any reporting will be subject to third party confidentiality obligations and shall be kept to the minimum level to allow necessary coordination between the Insurance Group and the MGU Group.

(b)	Insurance ROFR

(i)

A MGU DUA Company shall not effect, or perform any task in relation to, an agreement with any third capital provider described in Clause 13.5(b)(ii) unless: (1) it has notified the Insurance Company of its ROFR, with such notification setting out such additional LOBs and the manner in which the LOBs can be accommodated in the Current Annual Plan; (2) the parties have followed the ROFR process set out in this Clause 13.5(b); and (3) the Insurance Company has not accepted, or has been deemed not to have accepted, the terms of such ROFR pursuant to the process set out in this Clause 13.5(b).

(ii)	Subject to Clause 13.5(b)(i), if a MGU DUA Company has appetite to procure business in respect of additional LOBs that are not currently included in the Current Annual Plan, such MGU DUA Company may immediately begin to source capital from third party capital providers in respect of such additional LOBs.

(iii)	The ROFR process corresponding to this Clause 13.5(b) shall be as follows:

(A)

subject to Clause 13.6, if the corresponding Insurance Company is able to immediately provide capital in respect of the additional LOBs set out in the ROFR notification, within seven (7) Business Days of receiving the ROFR notification from the MGU DUA Company, it shall provide the MGU DUA Company with notice clearly indicating its desire to accept the terms of the ROFR, and shall provide confirmation of its acceptance within twenty (20) calendar days thereafter. Such acceptance shall be binding on the parties with immediate effect. If the Insurance Company fails to communicate its desire to accept the terms of the ROFR within the seven (7) Business Day period, or fails provide confirmation of its acceptance within twenty (20) calendar days thereafter, it shall be deemed to have rejected the terms of the ROFR; or

(B)

if the corresponding Insurance Company reasonably considers that it is not able to accommodate the new LOBs set out in the ROFR notification (under Applicable Law or for any other reason), within five (5) Business Days of receiving the ROFR notification from the corresponding MGU DUA Company, it shall provide the MGU DUA Company with notice clearly indicating its desire to accept the terms of the ROFR and requesting additional time to ensure that it is able to accommodate the additional LOBs set out in the ROFR notification. Upon the MGU DUA Company’s receipt of such notice, the parties shall negotiate in good faith to agree a reasonable amount of time (taking into account the ability of the MGU DUA Company to source such additional business) to extend beyond the five (5) Business Days period in which the Insurance Company may effect any actions necessary to enable it to accommodate the new LOBs requested in the ROFR notification.

(iv)

If the Insurance Company is able to accommodate the new LOBs within the agreed deadline agreed in Clause 13.5(b)(iii)(B), it shall notify the corresponding MGU DUA Company that it is able to accept the terms of the ROFR and such terms shall become binding upon the parties with immediate effect. If the Insurance Company is not able to accommodate the new LOBs within such deadline, it shall be deemed to have rejected the terms of the ROFR from the expiry of the deadline.

(v)	If the Insurance Company is not able to raise or make available the requisite additional capital within the agreed deadline agreed in Clause

13.5(b)(iii)(B), the applicable MGU DUA Company may source capital from third party capital providers.

13.6	If an Insurance Company or a MGU DUA Company (a “Referring Party”) receives a ROFR or a ROFO (as applicable) in respect of an additional LOB under Clause 13.5, and:

(i)

the MGU DUA Company intends to prepare and provide to the corresponding Insurance Company a business plan setting out how it will procure business in respect of the additional LOB under Clause 13.5(a)(ii); or

(ii)	the Insurance Company intends to provide the corresponding MGU DUA Company with confirmation of its acceptance of the terms of the ROFR under Clause 13.5(b)(iii)(A);

the timeframes contained within the applicable Clause shall be extended for any additional period that the Referring Party reasonably requires to obtain a non-objection from any relevant Regulatory Authority in respect of the terms of the proposed ROFO or ROFR, provided that:

(1)

at all times, the Referring Party acts expeditiously in: (i) notifying the other party in writing that a non-objection is required from the Regulatory Authority; (ii) referring the matter to the Regulatory Authority; and (iii) assisting the Regulatory Authority with any queries that it may have prior to issuing the non-objection; and

(2)

the timeframe shall not be extended for any period longer than ninety (90) calendar days under any circumstances, following which date, if either the MGU DUA Company or the Insurance Company (as applicable) has not yet performed the applicable act set out in Clause 13.6 (i) or (ii), such entity shall be taken to have rejected the terms of the ROFO or ROFR (as applicable).

13.7

To the extent that any ROFR or ROFO process set out in this Clause 13 (Exclusivity and Rights of First Offer / Rights of First Refusal) culminates in a MGU DUA Company being allocated increased or differently distributed capacity, this increase shall be deemed included in the Current Annual Plan, which shall form the revised baseline in setting the Annual Plan baseline for negotiations in Subsequent Underwriting Years in accordance with Clause 9 (Negotiation and Agreement of Subsequent Annual Plans).

13.8

To the extent that a MGU DUA Company procures business for and on behalf of third party capital providers, and accordingly there is a potential for conflicts of interest or other negative consequences on the business of the corresponding Insurance Company, the MGU DUA Company shall demonstrate to the reasonable satisfaction of the Insurance Company that it has taken steps to reduce or eliminate the potential for such conflicts of interest or other negative consequences to occur.

14.	Product Guides

The Product Guides in force as at each Binder Agreement Commencement Date shall be as set out in Schedule 8 (Product Guides). Where the Parties agree to update or amend the Product Guides, such updates or amendments shall be reflected in a new version of Schedule 8 (Product Guides), which shall replace the current version of Schedule 8 (Product Guides) attached to this Agreement.

15.	Product Wordings

Each Insurance Company shall delegate authority to the corresponding MGU DUA Company to prepare the wordings for any products sold under the Binder Agreements, and any other documentation relating to such products, provided that: (i) such authority delegated to the corresponding MGU DUA Company shall be consistent with the terms of the Current Annual Plan and the terms of the applicable Binder Agreement; (ii) such products shall contain any applicable mandatory exclusions, as may be revised from time to time in the relevant Binder Agreements; and (iii) the corresponding Insurance Company is otherwise able to adhere to its obligations under Applicable Law.

16.	Commission and Payments

16.1

Each Insurance Company shall pay (which may be effected by way of deduction) Commission and Expenses to the corresponding MGU DUA Company in exchange for the corresponding MGU DUA Company’s performance of the Services.

16.2	Each Insurance Company shall pay all Commission and Expenses to the corresponding MGU DUA Company in the underlying original currency of the relevant commission.

16.3

Each MGU DUA Company shall calculate an estimate of the Commission and Expenses that have accrued under its respective Binder Agreement during the applicable Underwriting Year on a monthly basis (each a “Monthly Reference Period”), with the first Monthly Reference Period during each Underwriting Year commencing upon the Binder Agreement Commencement Date (and on each subsequent anniversary).

16.4

Each MGU DUA Company shall inform the corresponding Insurance Company of the estimated Commission and Expenses that have accrued during the applicable Monthly Reference Period (the “Monthly Estimated Amount”) within ten (10) Business Days of the end of the Monthly Reference Period (the “Monthly Calculations Presentation Date”), along with its calculations set out in sufficient detail to enable the Insurance Company to understand the basis for such calculations and, if applicable, to dispute all or part of the Monthly Estimated Amount.

16.5

If an Insurance Company does not dispute the Monthly Estimated Amount calculated by the corresponding MGU DUA Company (or any part of it), the Insurance Company shall pay (which may be effected by way of deduction) the undisputed amount of the Commission and Expenses to the MGU DUA Company within thirty (30) calendar days of the Monthly Calculations Presentation Date (each date a “Monthly Payment Deadline”).

16.6

If an Insurance Company disputes all or any part of the Monthly Estimated Amount provided by the corresponding MGU DUA Company, the Insurance Company shall notify the corresponding MGU DUA Company within ten (10) Business Days of being informed of the Monthly Estimated Amount, following which date, if it has not disputed such sums, it shall be taken to have accepted the Monthly Estimated Amount in full. In the event of a dispute, the parties to the applicable Binder Agreement shall refer the matter to the Calculations Dispute Resolution Procedure as soon as reasonably practicable. If it is determined from the Calculations Dispute Resolution Procedure that the Insurance Company owes any Commission or Expenses to the corresponding MGU DUA Company, the Monthly Payment Deadline shall be taken to be thirty (30) calendar days from the culmination of the Calculations Dispute Resolution Procedure.

16.7

Within thirty (30) calendar days from the end of each Quarter, (the “True-Up Date”), each MGU DUA Company shall calculate the actual amount of the Commission and Expenses (the “True-Up Amount”) that has accrued during the corresponding Quarter, and shall inform the corresponding Insurance Company of the True-Up Amount, along with its calculations set out in sufficient detail to enable the Insurance Company to understand the basis for such calculations and, if applicable, to dispute all or part of the True-Up Amount.

16.8

If an Insurance Company does not challenge the True-Up Amount calculated by the corresponding MGU DUA Company (or any part of such calculations), either the Insurance Company or the MGU DUA Company (as applicable) shall make a payment to the other party within thirty (30) calendar days of the True-Up Date (the “True-Up Payment Deadline”) in accordance with the following provisions:

(a)

if the True-Up Amount is less than the aggregate amount of the Commission and Expenses that the Insurance Company has paid during the course of the applicable Quarter, the MGU DUA Company shall reimburse the corresponding Insurance Company for the amount of such excess by the True-Up Payment Deadline; or

(b)

if the True-Up Amount is more than the aggregate amount of the Commission and Expenses that the Insurance Company has paid during the course of the applicable Quarter, the Insurance Company shall pay the corresponding MGU DUA Company an additional amount of Commission and Expenses corresponding to the deficit by the True-Up Payment Deadline.

16.9

If an Insurance Company disputes the True-Up Amount provided by the corresponding MGU DUA Company (or any part of it), the Insurance Company shall notify the corresponding MGU DUA Company within ten (10) Business Days of being informed of the True-Up Amount, following which date, if it has not disputed such sums, it shall be taken to have accepted the True-Up Amount in full. In the event of a dispute, the parties to the applicable Binder Agreement shall refer the matter to the Calculations Dispute Resolution Procedure as soon as reasonably practicable. If it is determined from the Calculations Dispute Resolution Procedure that the Insurance Company owes any Commission or Expenses to the corresponding MGU DUA Company (or vice versa), the True-Up Payment Deadline shall be taken to be thirty (30) calendar days from the culmination of the Calculations Dispute Resolution Procedure.

16.10	All accounts that the MGU DUA Companies prepare under the Binder Agreements shall be in accordance with US GAAP or local GAAP as agreed between the Parties in writing.

16.11

All amounts due under either this Agreement, or under a Binder Agreement, from one Party (or one of its subsidiaries) to another Party (or one of its subsidiaries) shall be paid in full without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of Taxation as required by Applicable Law).

16.12

If either party to a Binder Agreement (the “Paying Party”) fails to make any payment by the applicable Deadline then, without limiting the other party’s remedies under the applicable Binder Agreement the Paying Party shall pay interest (at a rate of 4% a year above the Bank of England base rate from time to time) on the overdue sum from the Deadline until payment of the overdue sum, whether before or after judgment.

16.13	The Commission and Expenses payable by each Insurance Company under the applicable Binder Agreement shall be exclusive of VAT unless expressly agreed otherwise

16.14

If any party to a Binder Agreement (the “Supplier”) is deemed to make a taxable supply for the purposes of VAT and is required to account to a Taxation Authority for any VAT chargeable thereon, the other party to the Binder Agreement shall pay the Supplier an amount equal to such VAT in addition to, and at the same time as, the relevant sum to which it relates, subject to receipt of a valid VAT invoice addressed to the other party.

17.	Dispute Resolution

17.1

The Parties, and their respective subsidiaries, shall resolve all disputes relating to, or arising out, of either this Agreement, or the Binder Agreements (as applicable), in accordance with the Dispute Resolution Procedures.

17.2

If any dispute arises between a MGU DUA Company and an Insurance Company under a Binder Agreement that either does, or may, affect one or more other Binder Agreements, the Parties may agree in writing that they shall determine the dispute, in whole or in part, for and on behalf of all of their respective subsidiaries pursuant to the applicable Dispute Resolution Procedure (a “Centralised Dispute”).

17.3

The Parties shall keep all of their subsidiaries who may be affected by a Centralised Dispute fully informed of the progress of such Centralised Dispute and shall ensure that their respective subsidiaries are bound by, and act consistently with, the outcome of the Centralised Dispute.

17.4

Any disputes, or aspects of a dispute, between any MGU DUA Company and a corresponding Insurance Company that are not Centralised Disputes for the purposes of Clause 17.3 may be determined by the applicable MGU DUA Company and Insurance Company in accordance with the applicable Dispute Resolution Procedure.

18.	Outwards Reinsurance

18.1

In respect of each Underwriting Year, the Parties shall use best endeavours to agree a strategy (the “Outwards Reinsurance Strategy”) that sets out in detail how the Insurance Group will cede insurance and reinsurance risks underwritten by the MGU Group to one or more third party reinsurers, which shall include a plan for Insurance Group underwriting exposure both gross and net of outwards reinsurance (a “Gross / Net Basis”). This calculation shall exclude any outwards reinsurance in respect of any insurance and reinsurance risks that have not been underwritten by the MGU Group Companies.

18.2

Subject to Clause 18.6, and provided that: (i) the Annual Plan is within pre-agreed parameters; and (ii) the reinsurance that MGU Holdco is proposing to obtain for and on behalf of the applicable Insurance Company is consistent with the Outwards Reinsurance Strategy, FIHL delegates authority, and shall procure that each Insurance Company delegates authority, to the MGU DUA Companies to effect the Outwards Reinsurance Strategy in respect of each Underwriting Year by contracting with one or more third party reinsurers for and on behalf of FIHL to cede all or part of any risks that may be insured by the Insurance Group under the Binder Agreements.

18.3

MGU Holdco and, as relevant, the MGU DUA Companies, shall use all reasonable endeavours to procure third party reinsurance cover in respect of each Underwriting Year for and on behalf of the Insurance Group in accordance with the Outwards Reinsurance Strategy.

18.4

The Insurance Companies (or FIHL on behalf of any Insurance Company) shall retain the ability to independently procure any outwards reinsurance: (i) in all circumstances in respect of any other insurance and reinsurance risks that either they have underwritten, or that have been underwritten on their behalf by third parties not connected to the Binder Agreements; or (ii) in respect of any insurance and reinsurance risks underwritten by the corresponding MGU DUA Company, provided that, in the case of either (i) or (ii), on 10 Business Days’ prior notice the corresponding MGU DUA Company consents to the purchase of the additional outwards reinsurance, in which case the third party reinsurance shall be treated as having been procured by the corresponding MGU DUA Company. In the alternative, if the corresponding MGU DUA Company does not consent, then the cost and associated financial effects of the purchase shall be excluded from any commission calculations (ceding commission, profit commission or otherwise) calculated pursuant to Schedule 11 (Commission and Expenses) (“FIHL Procured Outwards Reinsurance”).

18.5

As part of the Annual Plan negotiations between the parties to each applicable Binder Agreement, the Insurance Company and the corresponding MGU DUA Company shall consider and, if applicable, shall agree whether, in addition to any outwards reinsurance that either may be, or has been, obtained by the MGU Group pursuant to the Outwards Reinsurance Strategy, any further outwards reinsurance should be obtained specifically in respect of the risks that parties intend to underwrite in the following Underwriting Year. If the parties to the applicable Binder Agreement reasonably consider that it is, or may be, necessary to obtain such additional outwards reinsurance, the parties shall agree the parameters of such additional outwards reinsurance, which shall be included in the Annual Plan for the forthcoming Underwriting Year.

18.6

The authority that each MGU DUA Company has to procure third party reinsurance cover pursuant to this Clause 18 (Outwards Reinsurance) shall be subject to the requirement that the applicable MGU DUA Company obtains prior approval from the Chief Underwriting Officer of the corresponding Insurance Company (which shall not be unreasonably withheld).

18.7

Each Insurance Company shall procure that its Chief Underwriting Officer shall respond and, if thought fit, approve the third party reinsurance cover proposed by the corresponding MGU DUA Company as soon as reasonably practicable following a reasonable review of the proposed third party reinsurance cover, and shall respond within two (2) Business Days of receiving the proposal from the corresponding MGU DUA Company where the proposed third party reinsurance cover is consistent with the Outwards Reinsurance Strategy.

18.8	The Parties agree:

(a)

within thirty (30) calendar days of the expiry of the sixth calendar month of the then current Underwriting Year (or on any other interval the Parties shall agree between them), to review and, if necessary, amend the Outwards Reinsurance Strategy; and

(b)

that it may be beneficial to the Insurance Group to obtain any opportunistic reinsurance treaties and / or facultative reinsurance treaties for and on behalf of the Insurance Group that are outside of the parameters of the Outwards Reinsurance Strategy. In such circumstances, the Parties shall discuss the merits of obtaining such additional reinsurance cover and, if FIHL reasonably considers that it would be in the best interests of the Insurance Group to obtain such additional reinsurance cover, it shall delegate authority to MGU Holdco to obtain such additional reinsurance cover on behalf of the Insurance Group.

19.	Transformer Deals

Each Insurance Company shall delegate authority to the corresponding MGU DUA Company to act on its behalf in respect of any existing or new reinsurance arrangements with an ISPV. Such delegated authority shall include, but shall not be limited to: (i) renewing existing reinsurance agreements, or entering into new reinsurance agreements, and any necessary derivative agreements, with an ISPV for and on behalf of the Insurance Company (including the performance of any ancillary acts such as instructing outside counsel); (ii) effecting any variations to existing reinsurance arrangements between the applicable Insurance Company and an ISPV that the MGU DUA Company reasonably considers to be necessary for the effective performance of such reinsurance arrangements; and (iii) performing any of the Insurance Company’s obligations in respect of such reinsurance arrangements with an ISPV.

20.	Sub-Delegation

20.1	Subject to Clause 20.2, the MGU DUA Companies may not sub-contract or delegate the performance of any Services to any third party unless:

(a)	the corresponding Insurance Company has given prior written consent to the applicable MGU DUA Company in respect of such sub-contracting or delegation;

(b)

the MGU DUA Company enters into, or has entered into, a written agreement with a third party on terms that enable the MGU DUA Company to procure that the corresponding Insurance Company or any Regulatory Authority are able to exercise the same audit rights in respect of the third party as those contained in the applicable Binder Agreement; and

(c)	the MGU DUA Company is able to provide the corresponding Insurance Company with any information that it requests in relation to the performance of the Services by the third party.

20.2	Each MGU DUA Company may sub-contract or delegate the performance of any of the Services to any Pre-Approved Sub-Delegate without requiring the prior permission of the corresponding Insurance Company.

20.3	Each MGU DUA Company shall remain fully responsible to the corresponding Insurance Company for the performance of any Services that it sub-contracts or delegates to any third party.

20.4

Each Insurance Company shall provide such assistance to the corresponding MGU DUA Company as may be reasonably necessary to enable the corresponding MGU DUA Company to renew any agreement that the corresponding MGU DUA Company has with any sub-delegate in respect of whom the Insurance Company has provided consent under Clause 20.1, or in respect of any Pre-Approved Sub-Delegate, in each case provided that the proposed terms of such renewed agreement are materially similar to the then current terms.

20.5

This Clause 20 (Sub-Delegation) shall not affect the MGU DUA Companies’ ability to procure business for and on behalf of the Insurance Companies on the basis of ‘prior submit’ lineslips that are produced by third parties who do not have delegated authority to bind the Insurance Companies (“Broker Facility Business”). Each MGU DUA Company is entitled to procure such business without requiring the prior consent from the corresponding Insurance Company pursuant to this Clause 20 (Sub-Delegation).

20.6

Premiums obtained by the Insurance Companies originating from sub-delegated binding authority agreements that the MGU DUA Companies have entered into with third parties shall be recognised on a ‘look-through’ basis, and shall be treated as having been obtained when each individual risk attaches to the applicable binding authority agreement, as opposed to the inception of the applicable binding authority agreement.

21.	Confidentiality

21.1

Each Party (a “Receiving Party”) undertakes that it shall not at any time disclose to any person and shall treat as confidential all information of a confidential nature received or obtained directly or indirectly as a result of entering into or performing the Agreement except as expressly permitted in writing by the other Party or by Clause 21.2. Confidential information shall include (but not be limited to) information of a confidential nature relating to policies and policyholders and the business affairs, strategies, commercial and technical knowledge of the Parties or their respective subsidiaries (“Confidential Information”).

21.2	Subject to Applicable Law, the Receiving Party may disclose Confidential Information:

(a)

to its employees, officers, external auditors, professional advisers, consultants, or third party service providers (and, where applicable, its professional indemnity insurers) who need to know such information for the purposes of enabling the Receiving Party to carry out its obligations under the Agreement. The Receiving Party shall use all reasonable endeavours to ensure that its employees, officers, external auditors, professional advisers or consultants to whom it discloses Confidential Information comply with this Clause 21 (Confidentiality);

(b)

where required by Applicable Law, court order or any governmental or Regulatory Authority provided that, subject to any legal or regulatory obligations that apply to the Receiving Party, the Receiving Party shall give notice to the other Party that it proposes to disclose the Confidential Information;

(c)	where the Confidential Information is now in or comes into the public domain otherwise than as a result of a breach of this Clause 21 (Confidentiality); and

(d)	where the Confidential Information is already known by the Receiving Party in circumstances when it was not bound by any form of confidentiality obligation.

21.3

In the event of a breach or a suspected breach of its obligations under this Clause 21 (Confidentiality), the Receiving Party must notify the other Party promptly and use all reasonable endeavours, at their own cost, to remedy or mitigate the effects of such a breach.

22.	Intellectual Property

22.1

In this Agreement, “IPR” means all present and future rights (whether registered or unregistered, and including all applications for, and renewals or extensions of, such rights for their full term) in any jurisdiction or geographic area in or to intellectual property including copyrights, design rights, database rights, patents, rights to sue for passing off or for unfair competition, moral rights and related rights, domain names, rights in information (including know-how and trade secrets), confidential information (which includes actuarial data sets), inventions, discoveries, secret processes, concepts, ideas, formulas, work product, written works, symbols, trade marks, service marks, logos, brands, trade and business names, slogans (and all associated goodwill in any of the foregoing), models, methodologies, proprietary models (and similar) (including methodologies to calculate the internal models and formulas as well as pricing methodologies), source code for proprietary software and systems, and images used for business, and all other similar or equivalent rights.

22.2	Except as expressly set out in this Agreement, nothing in this Agreement will function to transfer any of either Party’s IPR to the other Party.

22.3	Each Party will retain exclusive interest in and ownership of all relevant IPR developed outside the scope of this Agreement.

22.4

MGU Holdco grants to FIHL a world-wide, royalty-free, non-exclusive, non-transferable, sub-licensable (solely to or for the benefit of the members of the Insurance Group, for so long as they remain members) licence to use and otherwise exploit all necessary or relevant IPR owned by MGU Holdco (whether developed or acquired before or after the Commencement Date) in the conduct of the business of FIHL and the Insurance Group until the last to expire or terminate of this Agreement, any Binder Agreement and the Inter-Group Services Agreement, including any Exit Plan requirements arising under any of the foregoing agreements. For the avoidance of doubt, FIHL shall not (and shall procure that no member of the Insurance Group shall) provide or make available any IPR to any third party, without the prior written consent of MGU Holdco.

22.5

FIHL hereby irrevocably assigns and transfers to MGU HoldCo, for no additional consideration, all right, title and interest in and to any IPR that it owns (whether developed or acquired before or after the Commencement Date) arising from or relating to the provision or receipt of the Services until the last to expire or terminate of this Agreement, any Binder Agreement and the Inter-Group Services Agreement, including any Exit Plan requirements arising under any of the foregoing agreements, and such IPR is and shall be subject to Clause 22.4. For the avoidance of doubt, IPR owned by FIHL that is not arising from or related to the Services shall be retained by FIHL. Each Party shall undertake such further actions as are reasonable or necessary to effectuate the assignment or transfer of such IPR.

22.6

MGU Holdco will own Confidential Information and personal data relating to the policies in force on the Commencement Date and those policies written pursuant to this Agreement and any Binder Agreement. MGU Holdco hereby grants to FIHL a world-wide, royalty-free, non-exclusive, non-transferable, sub-licensable (solely to or for the benefit of the members of the Insurance Group, for so long as they remain members) right and licence to access and use all necessary and relevant Confidential Information and personal data, including any: (i) renewal data, (ii) product or technical data and (iii) any other data related directly to the sourcing, pricing, underwriting and analysis of any business written under any of the Binder Agreements, for the purposes of providing or receiving the Services during the term of this Agreement and any Binder Agreement, subject always to Applicable Law, provided that for the avoidance of doubt, all such Confidential Information and personal data shall be deleted or destroyed, and not retained in any form, by FIHL (and FIHL shall procure that each member of the Insurance Group shall do likewise) immediately upon expiration or termination of such licence with respect to such entity, with such deletion and/or destruction certified in writing to MGU Holdco upon written request.

23.	Limitation of Liability

23.1

References to liability in this Clause 2223 (Limitation of Liability) include every kind of liability under, arising from or in relation to either this Agreement, or any Binder Agreement, including but not limited to liability in contract, tort (including negligence), misrepresentation, restitution or otherwise.

23.2

Neither party to this Agreement or a Binder Agreement (each a “Liable Party”) shall have any liability to the other party thereto (“Innocent Party”) in respect of any losses that the Innocent Party may incur in connection with any matter to which this Agreement or that Binder Agreement relates, including, but not limited to, underwriting losses, except those losses resulting from: (i) the Liable Party’s gross negligence or intentional misconduct; or (ii) where a MGU DUA Company is the Liable Party, any material intentional breach of the Underwriting Guidelines, which breach is not cured within 90 calendar days of the earlier of: (1) the date on which the Liable Party become aware of such breach; and (2) the date on which the Liable Party receives a notice of such breach from the Innocent Party.

23.3

This Clause 23 (Limitation of Liability) shall not limit or exclude any liability that cannot be limited or excluded by Applicable Law, including for losses arising from: (i) death or personal injury caused by negligence; or (ii) fraud or fraudulent misrepresentation.

24.	Termination

24.1

Subject to Clause 5 (Joint Referral Forum and Relationship Management), either party to each Binder Agreement (the “Terminating Party”) may terminate such Binder Agreement upon the provision of notice in writing to the other party (the “Defaulting Party”), in accordance with the following provisions:

(a)	with immediate effect following a Resolution Failure under Clause 5.6(c);

(b)	with immediate effect following a Resolution Failure under Clause 5.7(a);

(c)	with ten (10) Business Days’ notice following a Resolution Failure under Clauses 5.7(b) or 5.7(c); or

(d)

with thirty (30) Business Days’ notice, if the Defaulting Party does not commence any course of action agreed by the Joint Referral Forum under Clause 5.6, within twenty (20) Business Days of such course of action being agreed by the Joint Referral Forum, provided that such termination right shall be automatically revoked if the Defaulting Party provides the Terminating Party with evidence to the Terminating Party’s reasonable satisfaction that it has commenced, and has continued to use reasonable efforts to perform, the agreed course of action during the thirty (30) Business Day termination notice period in each case where the Defaulting Party has committed the relevant act (or undergone the relevant event) listed in Clause 5.3.

24.2	Any MGU DUA Company may terminate the applicable Binder Agreement upon the provision of notice in writing to the corresponding Insurance Company in accordance with the following provisions:

(a)

with thirty (30) Business Days’ notice, if FIHL does not take any action to implement a written remediation plan that sets out how FIHL will reverse a Ratings Downgrade within twenty (20) Business Days of such remediation plan being agreed by the Joint Referral Forum pursuant to Clause 12.5(a), provided that such termination right shall be automatically revoked if FIHL provides MGU Holdco with evidence to MGU Holdco’s reasonable satisfaction that it has commenced the implementation of, and has continued to use reasonable efforts to implement, the written remediation plan during the thirty (30) Business Day termination notice period; or

(b)

with immediate effect, if FIHL fails to reverse a Ratings Downgrade within six (6) calendar months of the Ratings Downgrade occurring save that this termination right will not be triggered by a downgrade to a rating equal to or above the Rating Agency Requirements.

24.3

For the avoidance of doubt, a change in Control in the ownership of the MGU Group or the Insurance Group shall not give rise to any right to terminate a Binder Agreement under either this Clause 24 (Termination) or otherwise within this Agreement.

24.4

The Parties shall act in good faith and use best efforts to avoid or mitigate any circumstances in which a Binder Agreement may be terminated under this Clause 24 (Termination) or otherwise within this Agreement.

24.5	Termination of one Binder Agreement shall not imply or trigger termination of another Binder Agreement or this Agreement.

25.	Effect of Termination

25.1

Upon the termination of any Binder Agreement: (i) this Agreement shall terminate with regard to the business conducted under that Binder Agreement; and (ii) the corresponding MGU DUA Company shall continue to perform its obligations in accordance with the terms and conditions of the applicable Binder Agreement until every insurance bound has expired or has otherwise been cancelled or terminated and, in respect of claims arising under such insurances, until all such claims have been paid or otherwise resolved unless otherwise instructed in writing by Insurance Company. The corresponding MGU DUA Company shall co-operate with any instructions from the Insurance Company during this run-off period, including any instruction to transfer the servicing of the Binder Agreement to the Insurance Company or to such third party service provider as the Insurance Company may appoint under Clause 25.2.

25.2	During the run-off period, the Insurance Company shall pay the Run-Off Fees to the corresponding MGU DUA Company in exchange for the corresponding MGU DUA

Company’s performance of the run-off services, with such fees being paid in accordance with the procedure for the payment of Commission and Expenses set out in Clause 16 (Commission and Payments). The provision of the run-off services by the MGU DUA Company shall be reviewed by the Insurance Company after a period of twenty-four (24) months from the termination of the applicable Binder Agreement, from which date the Insurance Company shall be permitted to give at least six (6) months’ written notice to the corresponding MGU DUA Company of its intention to rely upon an alternate third party services provider.

25.3

Each MGU DUA Company shall be obliged to maintain an exit plan (an “Exit Plan”) (the initial draft of which shall be appended to the applicable Binder Agreement and which shall be a common document covering services provided under this Agreement, the applicable Binder Agreement and the Inter-Group Services Agreement), which shall incorporate the following features that shall apply in a run-off scenario:

(a)

the parties will agree to adopt a spirit of cooperation in running off the business pursuant to the Exit Plan, which will include the applicable Insurance Company performing the following activities: (i) using reasonable endeavours to assist the MGU Group in its discussions with replacement capacity providers; (ii) discussing with the corresponding MGU DUA Company any decision to hire existing MGU DUA Company staff, as soon as reasonably practicable after the Insurance Company makes such decision; and (iii) where reasonably practicable, initiating discussions with the corresponding MGU DUA Company prior to initiating any step-in rights provided under the Exit Plan, or transferring functions to a third party provider;

(b)

a process for orderly transfer of the business to an alternative third party service provider(s) or to one or more Insurance Company (wholly or in part) at Insurance Company’s option and in line with Applicable Law;

(c)

reasonable endeavours of the Insurance Group to assist the MGU Group in its discussions with any replacement capacity provider (including with regard to information around reserving and ratings requirements on its current book);

(d)

the rights of the Insurance Company to hire certain staff from the corresponding MGU DUA Company (subject to applicable employment laws) as may be reasonably necessary in a range of stressed and non-stressed exits, and the right of the applicable Insurance Company to take steps to procure or provide funding to the corresponding MGU DUA Company, in each case to ensure continuity of Services during the run-off period;

(e)	the facility for a partial exit, in which certain Services cease whilst the corresponding MGU DUA Company continues to perform other Services on a run-off basis; and

(f)	the requirement by the corresponding MGU DUA Company to perform periodic reviews and testing of the Exit Plan to ensure continuity of Services in accordance with Applicable Law following termination.

26.	Notices

Service of notices

26.1

Any notice to be given under this Agreement must be in English and in writing, and may be served by hand, by first class post or airmail (pre-paid and signed for in each case) or by email to the address or email address (as applicable) given below, or to such other address or email address as may have been notified by either Party to the other Party for this purpose (which shall supersede the previous address or email address (as applicable) from the date on which notice of the new address is deemed to be served under this Clause 26 (Notices)).

FIHL:

For the attention of:	Daniel Burrows, Chief Executive Officer

Address:	Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda

Email addresses:	dan.burrows@fidelisinsurance.com

MGU Holdco:

For the attention of:	Michael Cottell

Address:	Waterloo House 100 Pitts Bay Road Pembroke, Bermuda HM 08

Email address:	michael.cottell@fidelisinsurance.com

26.2	Any notice served in accordance with Clause 26.1 shall be deemed to have been received:

(a)	if delivered by hand, at the time of delivery;

(b)	if sent by first class post, at 9.30 a.m. on the second calendar day after (and excluding) the date of posting;

(c)	if sent by airmail, at 9.30 a.m. on the fifth calendar day after (and excluding) the date of posting; or

(d)	if sent by email, at the time of transmission by the sender,

provided that if a notice would otherwise be deemed to have been received outside Normal Business Hours, it shall instead be deemed to have been received at the recommencement of such Normal Business Hours.

26.3

For the purposes of Clause 26.2, “Normal Business Hours” means 9.00 a.m. to 5.30 p.m. local time in the place of receipt on any day which is not a Saturday, Sunday or public holiday in that location. In the case of service on either Party by email, the place of receipt shall be deemed to be the address specified for service on that Party by post.

26.4

In proving receipt of any notice served in accordance with Clause 26.1, it shall be sufficient to show that the envelope containing the notice was properly addressed and either delivered to the relevant address by hand or posted as a pre-paid, signed-for first class or airmail letter, or that the email was sent to the correct email address.

26.5	This Clause 26 (Notices) shall not apply to the service of any proceedings or other documents in any legal action.

27.	General

Further assurances

27.1

On request by either Party, each Party shall, as soon as reasonably practicable at the requesting Party’s cost and insofar as it is reasonably able, do or procure the doing of all such acts and execute or procure the execution of all such documents (in a form reasonably satisfactory to the requesting Party) as the requesting Party may reasonably consider necessary or appropriate to carry this Agreement into effect and to give the requesting Party the full benefit of it.

Assignment

27.2

No Party may assign, grant any security interest over, hold on trust or otherwise transfer the benefit of, or its rights under, the whole or any part of this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).

27.3	Any purported assignment, declaration of trust, transfer, sub-contracting, delegation, charging or dealing in contravention of Clause 27.2 is ineffective.

Variation

27.4	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each Party.

Rights of third parties

27.5

A person who is not a Party to the Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 or other equivalent legislation to enforce any term of the Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

Entire agreement

27.6

This Agreement shall constitute the whole agreement between the Parties relating to the subject matter contained within it to the exclusion of any terms implied in law that may be excluded by contract. They supersede and extinguish any and all prior discussions, correspondence, negotiations, drafts, arrangements, understandings or agreements relating to this Agreement.

27.7	Each Party agrees and acknowledges that:

(a)	it is entering into this Agreement in reliance solely on the statements made or incorporated in them;

(b)

it is not relying on any other statement, representation, warranty, assurance or undertaking made or given by any person, in writing or otherwise, at any time prior to the date of this Agreement (“Pre-Contractual Statement”);

(c)

it is not entering into this Agreement in consequence of or in reliance on any unlawful communication as defined in section 30(1) of the Financial Services and Markets Act 2000 made by any other Party or any Party’s professional advisers;

(d)

except as expressly provided in this Agreement, it is entering into this Agreement solely in reliance on its own commercial assessment and investigation and advice from its own professional advisers; and

(e)	the other Party is entering into this Agreement in reliance on the acknowledgements given in this Clause 27.7.

27.8	No Party shall have any liability whatsoever for any Pre-Contractual Statement, whether in contract, in tort, under the Misrepresentation Act 1967 or otherwise.

27.9

It is agreed that the only liability of each Party in respect of those statements, representations, warranties, assurances and undertakings made or given by it and set out or incorporated in this Agreement shall be for breach of contract.

27.10	This entire agreement Clause does not limit or exclude any liability for fraud.

Inconsistencies between the Schedules and an Annual Plan

27.11	In the event of any inconsistency between any provision contained in a Schedule and an Annual Plan, the applicable parts of the Annual Plan shall take priority to the extent of such inconsistency.

Inconsistency

27.12	If there is any inconsistency between the provisions of this Agreement and those of any Binder Agreement, the provisions of this Agreement shall prevail.

Remedies

27.13

The rights and remedies conferred on any Party by, or pursuant to, this Agreement are cumulative and, except as expressly provided in this Agreement are in addition to, and without prejudice, to all other rights and remedies otherwise available to such Party at law or in equity.

Waiver

27.14

Any waiver of any term or condition of this Agreement, waiver of any breach of any term or condition of this Agreement, or waiver of, or election whether or not to enforce, any right or remedy arising under this Agreement or at law, must be in writing and signed by or on behalf of the person granting the waiver, and no waiver or election shall be inferred from a Party’s conduct.

27.15	Any waiver of a breach of any term or condition of this Agreement shall not be, or be deemed to be, a waiver of any subsequent breach.

27.16	Failure to enforce any provision of this Agreement at any time or for any period shall not waive that or any other provision or the right subsequently to enforce all provisions of this Agreement.

27.17

Failure to exercise, or delay in exercising, any right or remedy shall not operate as a waiver or be treated as an election not to exercise such right or remedy, and single or partial exercise or waiver of any right or remedy shall not preclude its further exercise or the exercise of any other right or remedy.

Invalidity

27.18

In the event any portion of the Agreement is found to be invalid or unenforceable under any Applicable Law, that portion of the Agreement shall be disapplied to the extent necessary to comply with such Applicable Law, and the remainder of the Agreement shall remain in full force and effect.

Counterparts

27.19	This Agreement may be executed in any number of counterparts, and by the Parties to it on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

27.20	Each counterpart constitutes an original, and all the counterparts together constitute one and the same agreement.

Jurisdiction and Governing law

27.21

The Agreement and any non-contractual dispute or obligation arising out of or in connection with it shall be subject to the law of England and Wales and to the exclusive jurisdiction of the courts of England and Wales.

This Agreement is entered into by the Parties on the Commencement Date.

SIGNATURES

SIGNED by	)
SHELF HOLDCO II LIMITED	)

		Signed:	/s/ Charles Mathias

		Name:	Charles Mathias

Signature pages to the Framework Agreement

SIGNED by	)
FIDELIS INSURANCE HOLDINGS LIMITED	)

		Signed:	/s/ Dan Burrows

		Name:	Dan Burrows

Signature pages to the Framework Agreement

Schedule 1

Services

1.	Definitions

1.1	For the purposes of this Schedule 1 (Services) the capitalised terms set out below have the following meanings:

“KPI” has the meaning given to it in paragraph 2.3;

“Service Provider” means each MGU DUA Company in relation to its respective Binder Agreement;

“Service Recipient” means each Insurance Company in relation to its respective Binder Agreement; and

“SLA” has the meaning given to it in paragraph 2.3.

2.	Underwriting

2.1	Scope of Services

The Service Provider will provide the following services:

●	Product strategy and product development

●	Policy origination, placement and post-bind administration for open market and delegated underwriting, including endorsements

●	Complete administrative activities for Delegated Underwriting Authorities

The parties will agree an Underwriting Manual document to govern the practical processes involved in the delivery of the above services.

2.2	Service Deliverables

Product strategy & development

The Service Provider will deliver the following outputs and outcomes:

(i)	Product strategy documentation

(ii)	Market and competitor research

(iii)	Product development proposals in the format prescribed by the Service Recipient

(iv)	Control attestations confirming that all activities have been performed and reported in accordance with the Service Provider’s control framework

Policy origination, placement, and post-bind administration

The Service Provider will deliver the following outputs and outcomes:

Complete all underwriting activities as detailed in the Underwriting Manual

(i)	Record all policies underwritten in the Policy Administration System of Record

(ii)	Monthly and quarterly reporting on business written and control activities, scope to be determined by the Service Recipient

(iii)	Control attestations confirming that all activities have been performed and reported in accordance with the Service Provider’s control framework

Delegated Authorities Management

The Service Provider will deliver the following outputs and outcomes:

(i)	Quarterly reporting on DUA administration activities, scope to be determined by the Service Recipient

(ii)	Control attestations confirming that all activities have been performed and reported in accordance with the Service Provider’s control framework

2.3	Service Level Agreements and Key Performance Indicators

The following are the Service Level Agreements (“SLAs”) and Key Performance Indicators (“KPIs”) governing the services described above.

#	Type	Metric Name	Commitment	Threshold	Timing	Frequency of Reporting

1	SLA	Premium & Claims Bordereaux	Provision of monthly bordereaux.	95%	Within 4 weeks of month close	Monthly

2	SLA	Carrier licence adherence	Policies will be written in compliance with the scope of each Service Recipient’s Delegated Authority	97.5%	Per policy	Monthly.

3	SLA	Authority limits	Policies will be written within an individual’s authority limits, applicable risk appetites, and within	100%	Per policy	Monthly

#	Type	Metric Name	Commitment	Threshold	Timing	Frequency of Reporting

			the scope of Binder terms.

4	SLA	Delegated Authority Data Updates and Additions	Processing of changes and additions to the DUA management tool	95%	Within 5 working days of receipt	Monthly

5	SLA	High priority deliverable timeliness	High-priority deliverables per the Reporting Timetable are delivered on-time	95%	Per Reporting Timetable	Monthly

6	SLA	Normal priority deliverable timeliness	Normal-priority deliverables per the Reporting Timetable are delivered	90%	Within 5 days of the due date in the Reporting Timetable	Monthly

7	KPI	Recording of UMCC outcomes	UMCC outcomes will be recorded on Prequel	95%	Within 3 working Days of meeting	Monthly

8	KPI	New Sub- Coverholder Onboarding	New DUA setup will be completed within the DUA management tool	95%	Within 45 working days of receipt of all required setup information	Monthly

9	KPI	Normal priority deliverable timeliness	Normal-priority deliverables per the Reporting Timetable are delivered on-time	90%	Per Reporting Timetable	Monthly

3.	Claims

3.1	Scope of Services

The Service Provider will provide the following services:

(i)	Consulting services to develop claims management strategy and guidelines

(ii)	Claims adjustment

(iii)	Instruct payment of claims

(iv)	Management of claim disputes and litigation, including internal or external legal counsel

(v)	Claims subrogation & recoveries

(vi)	Claims delegation management (including TPAs)

(vii)	Other miscellaneous services to support the above activities, or to support any additional regulatory or legal requirement identified

The parties will agree a Claims Guidelines document to govern the practical processes involved in the delivery of the above services.

3.2	Service Deliverables

The Service Provider will deliver the following outputs and outcomes:

(i)	Claims Guidelines document

(ii)	Referral to the Service Recipient for approval of any changes to the Claims Guidelines in a format prescribed by the Service Recipient

(iii)	Processing of (a) Bureau and (b) Manual claims, in line with the Claims Guidelines

(iv)	Maintaining a live record of claims activities, reserves, fees, and payments in the Claims System of Record

(v)	End-to-end oversight and management of claims disputes and litigation until the claim is resolved & closed

(vi)	Monthly Claims reporting of scope to be agreed between the parties

(vii)	Control attestations as required confirming that all activities have been performed and reported in accordance with the Service Provider’s control framework

(viii)	Responses to queries raised by the Service Recipient on an ad-hoc basis

3.3	Service Level Agreements and Key Performance Indicators

The following are the SLAs and KPIs governing the services described above.

#	Type	Metric Name	Commitment	Threshold	Timing	Frequency of Reporting

1	SLA	Bureau claims response time	Response provided to Bureau claims assigned in a Market Claims System	95%	On average within 5 days of receipt	Monthly

2	SLA	Bureau claims response time	Response provided to Bureau claims assigned in Market Claims System	100%	On average within 30 days of receipt	Monthly

3	SLA	Manual claims response	Average period of time between “date notified” and “date opened”	95%	7 working days of receipt	Monthly

4	SLA	Manual claims response	Average period of time between “date notified” and “date opened”	100%	30 working days	Monthly

5	SLA	Bureau payments	Payment requests with supporting documentation submitted to the Service Recipient for onwards processing following request	95%	Within 5 days of submission of payment authorisation	Monthly

6	SLA	Manual payments	Payment requests with supporting documentation submitted to the Service Recipient for onwards processing following request	95%	Within 5 days of submission of payment authorisation	Monthly

7	SLA	Adherence to claims authorities	Claims payments & reserve movements made within individual authority limits	100%	Per instance of payment or movement	Monthly

#	Type	Metric Name	Commitment	Threshold	Timing	Frequency of Reporting

8	KPI	Closed Claim review	Percentage of claims files closed in within a calendar month to be peer reviewed	10%	Within 10 working days	Monthly

9	KPI	Closed Claim review	Percentage of closed claims files scoring 85% or better on its relevant closed claim review checklist	95%	Per month	Monthly

10	KPI	Peer Review	Number of open claims per claims handler to be peer reviewed based on a random selection of claims files	5 Claims	Per quarterly sampling period	Quarterly

11	KPI	Peer Review	Percentage of completed peer review checklists with a score of 85% or better	95%	Per quarterly sampling period	Quarterly

12	KPI	Overdue diary items	Percentage of overdue diary items in the claims system reviewed and updated	100%	Within 30 calendar days of becoming overdue	Monthly

13	KPI	Overdue static claims review	Percentage of static claims in the claims system reviewed and updated	100%	Within 30 calendar days of becoming overdue	Monthly

14	KPI	Overdue static claims	Open claims portfolio overdue by volume	<=5%	Final working day of each month	Monthly

15	KPI	Overdue static claims	Open claims portfolio overdue by outstanding reserve amount	<=5%	Final working day of each month	Monthly

16	KPI	Complaints	Valid complaints received as a	<=1%	Last working day of each	Monthly

#	Type	Metric Name	Commitment	Threshold	Timing	Frequency of Reporting

			percentage of open claims volume		month

4.	Finance

4.1	Scope of Services

The Service Provider will provide the following services:

●	Credit control

●	Cash handling services to manage premium receipts from the London Xchanging system or directly from brokers

●	Monitor aged debt

●	Manage bad debt provision where aged debt is not expected to be recoverable

●	Annual plan preparation

●	Prepare the Annual plan on an annual basis

●	Prepare the annual plan reforecast, updating for any additional information available since the annual plan was created

4.2	Service Deliverables

Credit control

The following deliverables are to be provided by the Service Provider to the Service Recipient (in a format and frequency as agreed with the Service Recipient)

(i)	Maintaining a live record of premium amount received directly from brokers in the system of record

(ii)	Reconcile matched and allocated premium receipts to the settlement amount paid to the Service Recipient

(iii)	Perform administration of IPT activities as agreed between the Service Provider and Service Recipient

(iv)	Review aged debt summary and provide reporting to be agreed between the parties

(v)	Manage the bad debt provision in line with the bad debt policy

(vi)	Monthly and quarterly Credit Control reporting of scope to be agreed between the parties

(vii)	Respond in a timely manner to queries raised by the Service Recipient

(viii)	Control attestations confirming that all activities have been performed and reported in accordance with the Service Provider’s control framework

Annual plan preparation

The Service Provider will deliver the following outputs and outcomes:

(i)	Annual plan, in a format to be agreed with the Service Recipient, including supporting schedules and analysis

(ii)	Reforecast annual plan, including updated supporting schedules and analysis

(iii)	Documentation to support a change request for material variations to the approved Annual plan

(iv)	Reporting of scope to be agreed between the Parties

(v)	Respond in a timely manner to queries raised by the Service Recipient

(vi)	Control attestations confirming that all activities have been performed and reported in accordance with the Service Provider’s control framework

4.3	Service Level Agreements and Key Performance Indicators

The following are the SLAs and KPIs governing the services described above.

#	Type	Metric Name	Commitment	Threshold	Timing	Frequency of Reporting

1	SLA	Matched premium reconciliation	Reconcile matched and allocated premium receipts in Prequel to the settlement amount paid to the Service Recipient	100%	Within 5 working days of the final working day of the month	Monthly

2	SLA	Provision of data	Data deliverables to be provided in line with the agreed timings	100%	Per Reporting Timetable	Monthly / Quarterly

3	SLA	Aged debt collection	Aged debt balance > 90 days within target agreed by entity CFOs	95%	Within 5 working days of the final working day of the month	Monthly

4	SLA	Unallocated cash monitoring	Unmatched cash within target agreed by entity CFOs	95%	Within 5 working days of the final	Monthly

#	Type	Metric Name	Commitment	Threshold	Timing	Frequency of Reporting

					working day of the month

5	SLA	Provision of the annual plan	Annual Plan provided in line with the agreed timings	100%	Per Reporting Timetable	Quarterly

6	KPI	Resolution of unreconciled items for matched premium reconciliation	Resolve unreconciled items, exceeding materiality threshold as agreed between the Service Recipient and the Service Provider	100%	Within 7 working days of the final working day of the month	Monthly

7	KPI	Timing of provision of quarterly management information	Submit Management information as agreed between the two parties	100%	Per Reporting Timetable	Quarterly

5.	Treasury

5.1	Scope of Services

The Service Provider will provide the following services:

Technical payments processing

(i)	Process claim payments

(ii)	Provide payment requests to the Service Recipient, including sufficient and appropriate support

(iii)	Monitor claims payment activity and identify and resolve where payments have been rejected

Short-term cashflow forecasting (Planning)

(i)	Preparation of short-term cash flow forecast on a timely basis as agreed with the Service Recipient

(ii)	Notify the Service Recipient Treasury team of significant and very large upcoming cash flow activity via agreed process

(iii)	Notify the Service Recipient Treasury team of material variations to the approved short-term cash flow forecast

Outwards RI collateral management

(i)	Determining the amount of collateral required from each reinsurer for each contract

(ii)	Coordinate the establishment of trust accounts between the reinsurer and the Service Recipient

(iii)	Ensure there is sufficient collateral held in the trust account at all times

(iv)	Determining whether collateral should be released back to the reinsurance counterparty

5.2	Service Deliverables

The Service Provider will deliver the following outputs and outcomes:

Technical Payments Processing

(i)	Manage the technical payments administration process

(ii)	Provide sufficient and appropriate documentation to enable the Service Recipient to review payments that need to be processed

(iii)	Monitor the system of record to ensure payments are approved by the Service Recipient

(iv)	Monthly and quarterly technical payments reporting of scope to be agreed between the parties

(v)	Respond in a timely manner to queries raised by the Service Recipient

(vi)	Control attestations confirming that all activities have been performed and reported in accordance with the Service Provider’s control framework

Short-term cashflow forecasting (Planning)

(i)	Prepare the short-term cashflow forecast in line with information requirements and frequency agreed with the Service Recipient

(ii)	Notify the Service Recipient of material cash flow variances to the approved cashflow forecast

(iii)	Monthly and quarterly short-term cash flow reporting of scope to be agreed between the parties

(iv)	Respond in a timely manner to queries raised by the Service Recipient

(v)	Control attestations confirming that all activities have been performed and reported in accordance with the Service Provider’s control framework

Outwards RI collateral management:

(i)	Manage the RI collateral and trust accounts administration process

(ii)	Monitor collateral balances against required level and communicate shortfalls to the Service Recipient

(iii)	Monthly and quarterly reporting of scope to be agreed between the parties

(iv)	Respond in a timely manner to queries raised by the Service Recipient

(v)	Control attestations confirming that all activities have been performed and reported in accordance with the Service Provider’s control framework

5.3	Service Level Agreements and Key Performance Indicators

The following are the SLAs and KPIs governing the services described above.

#	Type	Metric Name	Commitment	Threshold	Timing	Frequency of Reporting

#	Type	Metric Name	Commitment	Threshold	Timing	Frequency of Reporting

1	SLA	Attendance at weekly cash flow forecast meeting	To attend weekly cash flow forecast meetings	100%	As agreed between both parties	Weekly

2	SLA	Notification of significant cash flow activity	Significant cash flow activity, as defined in section 4.4, notified to the Service Recipient	95%	At least 5 working days before cash inflow / outflow	Monthly

3	SLA	Notification of very large cash flow activity	Very large cash flow activity, as defined in section 4.4, notified to the Service Recipient	95%	At least 10 working days before cash inflow / outflow	Monthly

4	SLA	Collateral shortfalls response time	Identify and communicate Collateral shortfalls, including expected remediation plan of the shortfall	100%	On day shortfall identified	Monthly

7	KPI	Claim payment request form review	Claim payment requests (received from Service Provider claims team) reviewed per their criticality as agreed with Service Recipient	95%	Per Reporting Timetable	Monthly

8	KPI	Notification of significant one-off payments response time	Significant one-off payments, as defined in section 4.4, notified to Service Recipient Treasury team	95%	At least 5 working days before the payment is due	Monthly

9	KPI	Notification of very large one-off payments response time	Very large one-off payments, as defined in section 4.4, notified to Service Recipient Treasury team	95%	At least 10 working days before the payment is due	Monthly

#	Type	Metric Name	Commitment	Threshold	Timing	Frequency of Reporting

10	KPI	Notification of payments to be released	Notification of all payments requiring release	95%	Provided daily	Monthly

11	KPI	Volume of rejected payments due to insufficient / inaccurate support or lack of evidence of approval	Rejected payments due to insufficient / inaccurate support or lack of evidence of approval	<5%	Per rejected payments on monthly basis	Monthly

12	KPI	Resolution of rejected payments	Resolution of rejected payments due to insufficient / inaccurate support or lack of evidence of approval	100%	Within 2 working days of the rejected payment	Monthly

13	KPI	New collateral arrangements response time	Details of new collateral arrangements to be recorded	95%	Within 15 working days of sign-off of the arrangement	Monthly

14	KPI	Provision of data	Data deliverables to be provided in line with the agreed timings	100%	Per Reporting Timetable	Monthly

5.4	Definitions

Payments and Cash flows that meet the criteria for the Key Performance Indicators above will be classified with reference to the below matrix. Where the payment is non-USD, the payment threshold will be converted at the daily USD spot rate as per the day it is notified as due for payment to the Service Recipient:

Entity

		FIBL	FUL	FIID

	Significant Payment	USD > $5M	USD > $5M	USD > $2.5M

Threshold		Non-USD > $2M	Non-USD > $2M	Non-USD > $1M

Significant Cash flow	USD >$25M	USD >$25M	USD >$12.5M

	Non-USD >$10M	Non-USD >$10M	Non-USD >$5M

Very Large Payment	USD > $5M	USD > $5M	USD > $2.5M

	Non-USD > $2M	Non-USD > $2M	Non-USD > $1M

Very Large Cash flow	USD >$25M	USD >$25M	USD >$12.5M

	Non-USD >$10M	Non-USD >$10M	Non-USD >$5M

6.	Actuarial

6.1	Scope of Services

The Service Provider will provide the following services:

●	Provide inputs to the Service Recipient’s actuarial reserving process

●	Provide inputs to the Service Recipient’s capital management processes, including solvency reporting

●	Support the Service Provider’s internal underwriting operations with actuarial pricing services, under methodology to be agreed with the Service Recipient in a Pricing Framework document

●	Respond to queries from the Service Recipient with respect to data review, validation, or above activities conducted by the Service Provider

The parties will agree a Reserving & Capital Manual document and Pricing Framework to govern the practical processes involved in the delivery of the above services.

6.2	Service Deliverables

The Service Provider will deliver the following outputs and outcomes:

●	Reporting to support reserving activities of the Service Recipient, scope to be determined by the Service Recipient

●	Pricing Framework documentation

●	Various inputs to support the capital management and reporting activities of the Service Recipient, scope to be determined by the Service Recipient

●	Documentation of data and methodology within the Scope of Services, made available on request

●	Control attestations as required confirming that all activities have been performed and reported in accordance with the Service Provider’s control framework

6.3	Service Level Agreements and Key Performance Indicators

The following are the SLAs and KPIs governing the services described above.

#	Type	Metric Name	Commitment	Threshold	Timing	Frequency of Reporting

1	SLA	High priority deliverable timeliness	Delivery of high-priority deliverables per the Reporting Timetable	95%	On or before the due date per Reporting Timetable	Monthly

2	SLA	Normal priority deliverable timeliness	Delivery of normal-priority deliverables per the Reporting Timetable	90%	Within 5 days of due date per Reporting Timetable	Monthly

3	SLA	Pricing framework adherence	Deals bound will be made in compliance with the Pricing Framework	90%	Of policies bound in a monthly period	Monthly

4	KPI	Normal priority deliverable timeliness	Normal-priority deliverables per the Reporting Timetable are delivered on-time	90%	Per Reporting Timetable	Monthly

5	KPI	Model changes	Supporting documents for model changes provided to Service Recipient	99%	5 days after change implementation	Monthly

7.	Exposure Management

7.1	Scope of Services

The service provider will provide the following services:

●	Prepare standardised reporting with respect to the underwriting exposures and potential risk accumulations deriving from the Agreement

●	Prepare standardised reporting to support the financial and regulatory reporting process in-line with the financial Reporting Timetable

●	Perform catastrophe modelling services for regulatory reporting, rating agency reporting, planning, monitoring, board reporting, event response and outwards reinsurance placement

●	Model ad-hoc Realistic Disaster Scenarios as instructed by the Service Recipient

●	Model Probable Maximum Losses as instructed by the Service Recipient

7.2	Service Deliverables

The Service Provider will deliver the following outputs and outcomes:

●	Standardised reporting packages per the Schedule on Exposure Management reporting, scope to be determined by the Service Recipient

●	Ad-hoc reporting as requested by the Service Recipient

●	Annual methodology reporting

●	Control attestations as required confirming that all activities have been performed and reported in accordance with the Service Provider’s control framework

7.3	Service Level Agreements and Key Performance Indicators

The following are the SLAs and KPIs governing the services described above.

#	Type	Metric Name	Commitment	Threshold	Timing	Frequency of Reporting

1	SLA	High priority deliverable timeliness	Delivery of high-priority deliverables per the Reporting Timetable	95%	On or before the due date per Reporting Timetable	Monthly

2	SLA	Normal priority	Delivery of normal-priority deliverables	90%	Within 5 days of due date per	Monthly

#	Type	Metric Name	Commitment	Threshold	Timing	Frequency of Reporting

		deliverable timeliness	per the Reporting Timetable		Reporting Timetable

3	KPI	Normal priority deliverable timeliness	Normal-priority deliverables per the Reporting Timetable are delivered on-time	90%	Per Reporting Timetable	Monthly

4	KPI	Model changes	Supporting documents for model changes provided to Service Recipient	99%	Within 5 days of change implementation	Monthly

8.	Outwards Reinsurance

8.1	Scope of Services

The Service Provider will provide the following services:

●	Place facultative, treaty, or other reinsurance as agreed and approved by the Service Recipient Provider

●

Place facultative, treaty, or other reinsurance as instructed by the Service Recipient, subject to separate fee agreement and excluded from profit commission calculations under the terms of the Agreement

●	Perform administrative activities to support the placement process

●	Perform reporting activities to meet the reporting requirements of the Service Recipient, scope to be determined by the Service Recipient

●	Discharge all obligations under ORI policies placed on behalf of the Service Recipient

The parties will agree an ORI Manual document to govern the practical processes involved in the delivery of the above services.

8.2	Service Deliverables

The Service Provider will deliver the following outputs and outcomes:

●	Completed ORI placement control card for each placement

●	Electronic policy records, entered into Prequel and automatically transmitted to the Service Recipient upon policy binding

●	Monthly and quarterly reporting, scope to be determined by the Service Recipient

●	Production of RI administration documentation as frequently as contractually required under the terms of each ORI policy

●	ORI schematics

●	Control attestations as required confirming that ORI contracts have been processed and reported in accordance with the Service Provider’s control framework

8.3	Service Level Agreements and Key Performance Indicators

The following are the SLAs and KPIs governing the services described above.

#	Type	Metric Name	Commitment	Threshold	Timing	Frequency of Reporting

1	SLA	Outwards RI policy data completeness	Purchased Facultative RI policies (including certificates) will be ‘Bound – Written’ on Prequel	100%	Within 10 days of inception	Monthly

2	SLA	Outwards RI policy data completeness	Purchased Treaty RI policies (including certificates) will be ‘Bound – Written’ on Prequel	100%	Within 10 days of inception	Monthly

3	SLA	Outwards RI - Data quality / accuracy	Outwards RI policies bound will be quality checked for accuracy and compliance with minimum contract standards	100%	10% random monthly sample	Monthly

4	SLA	Outwards RI - Resolution of errors	Correction of identified system errors	95%	Within 5 working days of detection	Monthly

5	KPI	Outwards RI placement checklist	Treaty RI placement control cards are completed at inception of the Treaty RI policy	95%	Per dates specified on the control card	Monthly

6	SLA	Outwards RI counterparties	Outwards RI placements will be placed with approved third-party reinsurance counterparties	100%	Per placement	Monthly

7	SLA	Outwards RI purchasing limits	Facultative RI policies will be written within authority limits	100%	Per placement	Monthly

8	SLA	Outwards RI monitoring	Notify Service Recipient if exposures exceed	100%	Within 1 working day	Monthly

#	Type	Metric Name	Commitment	Threshold	Timing	Frequency of Reporting

			agreed Service Recipient counterparty exposure limits

9	SLA	Outwards RI recoveries	Billing of recoveries in line with the contractual requirements of Outwards RI policies	95%	Within 30 days of quarter close	Quarterly

10	SLA	Outwards RI payments	Reporting of contracts in line with the contractual requirements of Outwards RI policies	85%	Per policy contractual requirements	Monthly

11	KPI	Outwards RI placement checklist	Facultative RI placement control cards are completed at inception of the Facultative RI policy	95%	Per dates specified on the control card	Monthly

12	KPI	Outwards RI reporting	Monthly Outwards RI data inputs to financial reporting processes to be updated in Prequel	100%	Per Reporting Timetable	Monthly

13	KPI	Outwards RI monitoring	Provision of counterparty exposure monitoring of all on-risk reinsurers	100%	Within 10 working days of quarter close	Quarterly

14	KPI	Aged Outwards RI debt	Total balance of debtor balances aged beyond 90 days without an explanation	<5%	Of reinsurance recoverable on paid claims	Monthly

15	KPI	Aged Outwards RI debt	Total balance of debtor balances aged beyond 180 days	<5%	Of reinsurance recoverable on paid claims	Monthly

9.	Operations - Technical Services

9.1	Scope of Services

The Service Provider will provide the following services:

●	Premium management and processing activities

●	Binding administration activities

9.2	Service Deliverables

The Service Provider will deliver the following outputs and outcomes:

●	Monthly reporting, scope of reporting to be determined by the Service Recipient.

●	Control attestations confirming that all activities have been performed and reported in accordance with the Service Provider’s control framework

9.3	Service Level Agreements and Key Performance Indicators

The following are the SLAs and KPIs governing the services described above.

#	Type	Metric Name	Commitment	Threshold	Timing	Frequency of Reporting

1	SLA	Bordereaux processing Applicable to delegated authority business only	Bordereaux data, received 5 working days or more prior to month close, will be loaded onto the bordereaux processing tool	95%	By month close	Monthly

2	SLA	Bordereaux processing Applicable to delegated authority business only	Bordereaux data, received less than 5 working days prior to month close, will be loaded onto the bordereaux processing tool	95%	Within 10 working days of month close	Monthly

3	SLA	Policy binding administration	Policies, received by Technical Services at least 5 working days prior to quarter close, will be processed	95%	By quarter close	Quarterly

#	Type	Metric Name	Commitment	Threshold	Timing	Frequency of Reporting

4	SLA	Policy binding administration	Policies, received by Technical Services less than 5 working days prior to quarter close, will be processed	95%	Within 10 working days of quarter close	Quarterly

5	SLA	Policy endorsement administration	Endorsements, received by Technical Services at least 5 working days prior to quarter close, will be processed	80%	By quarter close	Quarterly

6	SLA	Policy endorsement administration	Endorsements, received by Technical Services less than 5 working days prior to quarter close, will be processed	80%	Within 10 working days of quarter close	Quarterly

7	SLA	Premium management	Premium adjustments will be actioned (e.g. reinstatement premium, premium messaging etc.)	70%	To timeline agreed	Monthly

8	SLA	High priority deliverable timeliness	Delivery of high-priority deliverables per the Reporting Timetable	90%	On or before the due date per Reporting Timetable	Monthly

9	SLA	Normal priority deliverable timeliness	Delivery of normal-priority deliverables per the Reporting Timetable	80%	Within 5 days of due date per Reporting Timetable	Monthly

10	KPI	Policy binding administration	Policies, received by Technical Services at least 5 working days prior to month close, will be processed	95%	By month close	Monthly

#	Type	Metric Name	Commitment	Threshold	Timing	Frequency of Reporting

11	KPI	Policy binding administration	Policies, received by Technical Services less than 5 working days prior to month close, will be processed	95%	Within 10 working days of month close	Monthly

12	KPI	Policy endorsement administration	Endorsements, received by Technical Services at least 5 working days prior to month close, will be processed	95%	By month close	Monthly

13	KPI	Policy endorsement administration	Endorsements received by Technical Services less than 5 working days prior to month close	95%	Within 10 working days of month close	Monthly

14	KPI	Normal priority deliverable timeliness	Normal-priority deliverables per the Reporting Timetable are delivered on-time	90%	Per Reporting Timetable	Monthly

Schedule 2

Joint Referral Forum

1.	The Joint Referral Forum shall not constitute a formal management committee of any of the Parties, or any of the parties to a Binder Agreement.

2.

The Joint Referral Forum shall instead provide the forum by which relevant management executives of the Insurance Group and the MGU Group notify and if possible, resolve and agree issues concerning the management of any of the matters referred to in the Framework Agreement and any Binder Agreement. These issues may be specific to certain entities within the Insurance Group or MGU Group, or they may be group-wide (in which case they will be handled by the members of the Joint Referral Forum appointed by the Parties). They would therefore need the agreement of different constituent groups of executives as appropriate.

3.

Subject to the provisions of this Schedule 2 (Joint Referral Forum), the Joint Referral Forum has the power to determine whether it should be subject to any constitutional rules or principles governing its operations.

4.

The Joint Referral Forum has authority to make decisions for and on behalf of its appointing entities in any way that it sees fit, and is not required to make such decisions by way of a formal majority vote.

5.

The Joint Referral Forum shall comprise both: (i) the Chief Operating Officers of each Insurance Group entity and each MGU Group entity; and (ii) one or more other appropriately senior executives selected by each Insurance Group entity and each MGU Group entity. The initial members of the Joint Referral Forum shall be as set out in paragraph 8.

6.

If any Insurance Group entity or MGU Group entity replaces any of their representatives to the Joint Referral Forum, the applicable Party shall notify the other Party of such replacement as soon as practicable, and such notification shall be accompanied by an updated version of table set out in paragraph 8 containing the details of the replacement member of the Joint Referral Forum.

7.	Once a matter has been notified to the Joint Referral Forum, it shall be resolved and agreed using the following procedure:

7.1	in the first instance, the matter shall be discussed by the relevant executives of each Insurance Group entity and each MGU Group;

7.2	if executives are not able to resolve the matter within twenty (20) Business Days of it being referred to them, the matter shall be escalated to relevant Chief Executives; and

7.3

if the Chief Executives are not able to resolve the matter within twenty (20) Business Days of it being referred to them, the matter shall be referred to the applicable Dispute Resolution Procedure, save that any ‘Initial Discussions’ forming part of the applicable Dispute Resolution Procedure shall not be performed for the purposes of resolving the matter.

8.	The initial membership of the Joint Referral Forum shall be agreed by the Parties twenty (20) Business Days prior to the Commencement Date.

Schedule 10

Dispute Resolution Procedures

1.	Interpretation

1.1	In addition to (or, where applicable, instead of) the definitions set out in Clause 1 of this Agreement, the capitalised terms set out below have the following meanings:

“Calculating Party” has the meaning given to it in paragraph 2.1(b) of this Schedule 10 (Dispute Resolution Procedures);

“Calculations Dispute” has the meaning given to it in paragraph 2.1(b) of this Schedule 10 (Dispute Resolution Procedures);

“Calculations Dispute Notice” has the meaning given to it in paragraph 2.1(b) of this Schedule 10 (Dispute Resolution Procedures);

“Disputing Party” has the meaning given to it paragraph 2.1(b) of this Schedule 10 (Dispute Resolution Procedures);

“Escalation Referral” has the meaning given to it in paragraph 2.1(c) of this Schedule 10 (Dispute Resolution Procedures);

“Escalation to Arbitration Date” has the meaning given to it in paragraph 3.2(b) of this Schedule 10 (Dispute Resolution Procedures);

“Escalation to Mediation Date” has the meaning given to it in paragraph 3.1(d) of this Schedule 10 (Dispute Resolution Procedures);

“Expert” means a person who: (i) is independent of either Party; (ii) is generally recognised as an expert on the matters relating to the Calculations Dispute; (iii) is a member of, or is employed by, one of the recognized leading actuarial or accountancy consultancy firms (as applicable, depending upon the nature of the Calculations Dispute); and (iv) has at least 10 years of experience in the general insurance industry, or is otherwise selected pursuant to paragraph 2.2 of this Schedule 10 (Dispute Resolution Procedures);

“Expert Referral Notification” has the meaning given to it in paragraph 2.2(a) of this Schedule 10 (Dispute Resolution Procedures);

“Joint Referral Forum Referral” has the meaning given to it in paragraph 3.1(c) of this Schedule 10 (Dispute Resolution Procedures);

“LCIA” has the meaning given to it in paragraph 2.1(b)2.2(b) of this Schedule 10 (Dispute Resolution Procedures);

“Non-Calculations Dispute” means any dispute between the Parties under or in relation to this Agreement that is not a Calculations Dispute or a mid-year adjustment that is subject to the Mid-Year Change Procedure;

“Non-Calculations Dispute Notice” has the meaning given to it in paragraph 3.1(b) of this Schedule 10 (Dispute Resolution Procedures); and

“Notified Party” has the meaning given to it in paragraph 3.1(b) of this Schedule 10 (Dispute Resolution Procedures).

1.2

For the purposes of this Schedule 10 (Dispute Resolution Procedures) only, references to ‘Parties’ shall mean either (as applicable) the Parties to this Agreement or the parties to a Binder Agreement, and references to ‘this Agreement’ shall mean either (as applicable) this Agreement or the applicable Binder Agreement.

2.	Calculations Dispute Resolution Procedure

2.1	Initial Discussions

(a)	The Parties shall resolve all Calculations Disputes in accordance with the process set out in this paragraph 2.

(b)

If either Party (the “Disputing Party”) reasonably disputes any calculation (a “Calculations Dispute”) made by the other Party (the “Calculating Party”) pursuant to this Agreement, the Disputing Party shall provide the Calculating Party with a Calculations Dispute notice (a “Calculations Dispute Notice”) as soon as reasonably practicable. The Calculations Dispute Notice shall set out in reasonable detail an explanation as to why the Disputing Party disagrees with the calculations performed by the Calculating Party, including, where applicable, the Disputing Party’s good faith calculation of the sums that are subject to the Calculations Dispute.

(c)

The Parties shall refer the Calculations Dispute in writing to their respective Chief Financial Officer (the “Escalation Referral”) within ten (10) Business Days from the date of the Calculating Party receiving the Calculations Dispute Notice, along with a copy of the Calculations Dispute Notice.

(d)	Following the Escalation Referral, the Chief Financial Officers will use best endeavours to settle such Calculations Dispute in good faith.

2.2	Expert Determination

(a)

If the Calculations Dispute has not been agreed or settled within twenty (20) Business Days of the Escalation Referral, either Party may notify the other that it intends to refer the matter to an Expert (an “Expert Referral Notification”).

(b)

The Parties shall use best endeavours to agree upon an Expert within ten (10) Business Days of the Expert Referral Notification. If the Parties are unable to agree upon an Expert within such period, then the Expert shall be appointed: (i) by either (as applicable, depending upon the nature of the Calculations Dispute) the then-President (or a person in an equivalent position) of the Institute of Chartered Accountants in England and Wales or the Institute and Faculty of Actuaries; or (ii) if such President fails to do so, in accordance with the London Court of International Arbitration (“LCIA”) Arbitration Rules.

(c)

The process for resolution of the Calculations Dispute shall be determined by the Expert, who shall act as an expert and not as an arbitrator. The Expert may, in turn, appoint or hire other experts at his discretion.

(d)	The Parties shall have the right to make representations to the Expert within the process for resolution of the Calculations Dispute determined by such Expert.

(e)	The decision of the Expert shall, in the absence of manifest error, be binding and final on the Parties.

(f)	All costs incurred by the relevant Expert (and, if any, all other experts appointed or hired by the Expert) shall be borne by the Parties in equal shares unless the Expert determines otherwise.

(g)

Each Party shall, upon any request by the Expert, provide the Expert with such information that is within its possession or control and which has been reasonably required by the Expert, to the extent that such provision is within such Party’s power (without contravention of any law or rule, regulation or direction of any governmental or regulatory authority or any binding agreement).

(h)	The Parties shall use all reasonable endeavours to ensure that the Expert will give his decision within thirty (30) Business Days from the date when the Expert is first appointed.

3.	Non-Calculations Dispute Resolution Procedure

3.1	Initial Discussions

(a)	The Parties shall resolve all Non-Calculations Disputes in accordance with the process set out in this paragraph 3.

(b)

The Disputing Party may send written notice to the other Party (the “Notified Party”) of any Non-Calculations Dispute (a “Non-Calculations Dispute Notice”). The Non-Calculations Dispute Notice shall set out in reasonable detail the nature of the dispute raised by the Disputing Party, and the rationale for such dispute.

(c)

Within ten (10) Business Days of the Notified Party receiving the Non-Calculations Dispute Notice, the Parties shall refer the Non-Calculations Dispute in writing to the Joint Referral Forum (“Joint Referral Forum Referral”) along with a copy of the Non-Calculations Dispute Notice. The Joint Referral Forum shall attempt in good faith to resolve such Non-Calculations Dispute by negotiation and consultation between themselves.

(d)

If the Joint Referral Forum is not able to resolve the Non-Calculations Dispute within twenty (20) Business Days of receiving the Joint Referral Forum Referral, either Party may communicate to the other Party that it intends to initiate mediation under paragraph 2 (the date of such communication being the “Escalation to Mediation Date”).

3.2	Mediation

(a)	At any time after the Escalation to Mediation Date, either Party may submit the Non-Calculations Dispute to mediation in accordance with the LCIA

Mediation Rules, which Rules are deemed to be incorporated by reference into this paragraph 3.2(a).

(b)

If the Parties do not resolve the Non-Calculations Dispute within twenty (20) Business Days from the commencement of the mediation process, either Party may communicate to the other Party that it intends to initiate arbitration proceedings under paragraph 3.3 (the date of such communication being the “Escalation to Arbitration Date”).

3.3	Arbitration

(a)

At any time after the Escalation to Arbitration Date, either Party may refer the Non-Calculations Dispute to be finally settled by arbitration under the LCIA Arbitration Rules, which Rules are deemed to be incorporated by reference into this paragraph 3.3 (a).

(b)

The tribunal shall consist of three (3) arbitrators, all of which shall be persons (including those who have retired) with not less than ten (10) years’ experience of insurance or reinsurance in the general insurance industry or as lawyers or other professional advisors serving the general insurance industry. Each Party shall nominate one arbitrator, and the two arbitrators nominated by the Parties shall within fifteen (15) Business Days of the appointment of the second arbitrator agree upon a third arbitrator, who shall act as Chairman of the tribunal. If no agreement is reached within fifteen (15) Business Days, the LCIA shall nominate and appoint a third arbitrator to act as Chairman of the tribunal. Each Party expressly agrees and consents to this procedure for nominating and appointing the tribunal.

(c)

The language of the arbitration shall be English. All documents submitted in connection with the proceedings shall be in the English language or, if in another language, accompanied by a certified English translation.

(d)	The seat and place of arbitration shall be London, England and English law shall be applicable to this arbitration agreement.

(e)	The Parties agree to exclude section 69 of the Arbitration Act 1996 from applying to this arbitration agreement.

Schedule 11

Commission and Expenses

1.	Schedule Definitions

1.1	In addition to the definitions set out in Clause 1 of this Agreement, the capitalised terms set out below have the following meanings:

“Administrative Expenses Allowance” means a sum equating to 2.3% of NWP;

“Binder ROE” means FIHL’s consolidated net underwriting margin (disregarding any business not underwritten by the MGU Group following the Commencement Date and the effect of any FIHL Procured Outwards Reinsurance) plus all overriders retained by the Insurance Group (disregarding the effect of any FIHL Procured Outwards Reinsurance) minus an Administrative Expenses Allowance minus the MGU Group’s Designated Allocation of FIHL’s costs of financing its debt and preference shares that are included in the Total Capital minus the total accumulated Ceding Commission payable to the MGU Group minus Portfolio Management Fees relating to such business, divided by the MGU Group’s Designated Allocation of FIHL’s Opening Common Shareholders Equity;

“Ceding Commission” means the ceding commission payable by each Insurance Company to the corresponding MGU DUA Company under the applicable Binder Agreement, in each case as calculated in accordance with paragraph 2 of this Schedule;

“Estimated Portfolio Management Fees Payment Period” has the meaning given to it in paragraph 4.2 of this Schedule;

“Estimated Portfolio Management Fees Payments” has the meaning given to it in paragraph 4.2 of this Schedule;

“Estimated Portfolio Management Fees True-Up Amount” has the meaning given to it in paragraph 4.4 of this Schedule;

“Estimated Portfolio Management Fees True-Up Payment Deadline” has the meaning given to it in paragraph 4.5 of this Schedule;

“MGU Group’s Designated Allocation” means the percentage of Total Capital of FIHL that is deemed allocated to the MGU Group;

“NWP” means gross written premiums obtained by the Insurance Company in respect of any business underwritten in relation to a Binder Agreement minus any premiums payable by the Insurance Company in respect of any outwards reinsurance to cover any business underwritten in relation to a Binder Agreement (except any premium or expenses incurred in respect of FIHL Procured Outwards Reinsurance);

“Opening Common Shareholders Equity” means FIHL’s open common shareholders equity adjusted for dividend and equity raises as set out in FIHL’s consolidated audited accounts corresponding to the applicable Underwriting Year;

“Original Business” means business that has been directly procured by a MGU DUA Company that incepts on or after 1 January 2023;

“Pine Walk Cell” means each of:

(i)	Navium Marine Limited, a private limited company established in England and Wales (company no. 13297194);

(ii)	Radius Specialty Limited, a private limited company established in England and Wales (company no. 10877650);

(iii)	Perigon Product Recall Limited, a private limited company established in England and Wales (company no. 12067625);

(iv)	Oakside Surety Limited, a private limited company established in England and Wales (company no. 11061884);

(v)	Kersey Specialty Limited, a private limited company established in England and Wales (company no. 11197968);

(vi)	Openergy Limited, a private limited company established in England and Wales (company no. 13631866); and

(vii)	Pernix Speciality Limited, a private limited company established in England and Wales (company no. 13787856).

“Portfolio Management Fee” shall have the meaning assigned to it in paragraph 4.1 of this Schedule;

“Total Capital” means Opening Common Shareholders Equity (adjusted for dividends and equity raises) plus debt and preference share capital that qualifies as capital available for underwriting (for the avoidance of doubt, the current debt and preference shares issued by FIHL as at the Commencement Date are included within this definition of Total Capital); and

“Third Party MGU Business” means business that has been indirectly procured by a MGU DUA Company through a third party MGU where the individual policy of insurance or reinsurance incepts on or after 1 January 2023.

2.	Ceding Commission

Each Insurance Company shall pay the following ceding commission to the corresponding MGU DUA Company:

2.1

The sum of 11.5% on NWP (but gross of any acquisition costs that the Insurance Company is required to pay in respect of such business) on Original Business, which shall include Broker Facility Business.

2.2	The sum of 3% on NWP (but gross of any acquisition costs that the Insurance Company is required to pay in respect of such business) on Third Party MGU Business.

2.3

The Insurance Companies are not required to pay any commission to the MGU DUA Companies in respect of any business sourced by Pine Walk Cells, and any commission that the Insurance Companies are required to pay to the Pine Walk Cells shall remain payable in accordance with the existing terms that the Insurance Companies have in place with the Pine Walk Cells prior to the Commencement Date. However, for the avoidance of doubt, the Portfolio Management Fee that each Insurance Company shall pay to the corresponding Pine Walk Cell shall include such the NWP relating to this business.

3.	Profit Commission

Each Insurance Company shall pay its allocation of the following profit commission to the corresponding MGU DUA Company:

3.1

The sum of 20% of the “operating profit” of FIHL above an annual Binder ROE hurdle of 5%, which shall be calculated in accordance with this paragraph 3. An example of these calculations is set out in the Annex to this Schedule 11 (Commission and Expenses).

3.2	Profit commission shall be calculated on an Insurance Group-level basis then allocated proportionally to each Insurance Company to pay to its corresponding MGU DUA Company.

3.3

If, in respect of any Underwriting Year, FIHL suffers an overall loss in respect of the Binder Agreements, such loss shall be carried forward into the immediately Subsequent Underwriting Year and shall be set against the corresponding profit that FIHL makes in such underwriting year by being added to the Binder ROE hurdle pertaining to such Subsequent Underwriting Year.

3.4

If any loss that is carried forward from a previous Underwriting Year is not set against any profit obtained by FIHL in the immediately Subsequent Underwriting Year, such excess loss may be carried forward for a maximum of two (2) further Underwriting Years, until such loss is either: (i) set against the profit of FIHL in such Underwriting Year by increasing the level of the applicable Binder ROE hurdle; or (ii) is no longer eligible to be set against any profit of FIHL as it has been carried forward into three (3) Underwriting Years.

3.5	Neither FIHL nor the Insurance Companies shall have any right to claw back any profit commission that they have paid to the MGU DUA Companies in respect of previous Underwriting Years.

3.6

Within forty-five (45) Business Days after the end of the third (3) Underwriting Year immediately following the applicable Binder Agreement Commencement Date, and by the corresponding date following each subsequent three (3) Underwriting Year period thereafter, the Parties shall review the Administrative Expenses Allowance and shall use best endeavours to agree an appropriate Administrative Expenses Allowance that shall be applied in respect of future Underwriting Years.

4.	Portfolio Management Fee

Level of Portfolio Management Fee

4.1

Each Insurance Company shall pay to the corresponding MGU Group company an annual portfolio management fee of 3% of NWP (the “Portfolio Management Fee”), which shall include the business sourced by the Pine Walk Cells.

Payment of Estimated Portfolio Management Fees

4.2

Solely in respect of the first two (2) Underwriting Years immediately following each Binder Agreement Commencement Date (the “Estimated Portfolio Management Fees Payment Period”), each Insurance Company shall pay estimated Portfolio Management Fees based on the Annual Plan to the corresponding MGU DUA Company on the following terms:

(a)

within seven (7) Business Days of the commencement of the First Annual Plan, each Insurance Company shall pay to the corresponding MGU DUA Company a sum equating to the estimated Portfolio Management Fee in respect of the corresponding Underwriting Year; and

(b)

within seven (7) Business Days from the date upon which the applicable parties agree the second Annual Plan, each Insurance Company shall pay a sum equating to the estimated Portfolio Management fee in respect of the corresponding Underwriting Year, the sums set out in paragraphs 4.2(a) and (b) above being the “Estimated Portfolio Management Fees Payments”.

4.3

Each Insurance Company shall calculate the Estimated Portfolio Management Fees Payments based upon the estimated total NWP to be written during the applicable Underwriting Year, as set out in the Annual Plan corresponding to the applicable Estimated Portfolio Management Fee Payment.

4.4

Each MGU DUA Company shall, prior to the first (1) calendar day in March in the calendar year most immediately following the Estimated Portfolio Management Fees Payment Period, calculate the total actual amount of the Portfolio Management Fees payable by the corresponding Insurance Company during the Estimated Portfolio Management Fees Payment Period (the “Estimated Portfolio Management Fees True-Up Amount”), and shall inform the corresponding Insurance Company of the Estimated Portfolio Management Fees True-Up Amount, along with its calculations set out in sufficient detail to enable the Insurance Company to understand the basis for such calculations and, if applicable, to dispute all or part of the Estimated Portfolio Management Fees True-Up Amount.

4.5

If an Insurance Company does not challenge the Estimated Portfolio Management Fees True-Up Amount calculated by the corresponding MGU DUA Company (or any part of such calculations), either the Insurance Company or the MGU DUA Company (as applicable) shall make a payment to the other party within thirty (30) calendar days of the True-Up Date (the “Estimated Portfolio Management Fees True-Up Payment Deadline”) in accordance with the following provisions:

(a)

if the Estimated Portfolio Management Fees True-Up Amount is less than the aggregate amount of the estimated Portfolio Management Fees that the Insurance Company has paid during the course of the Estimated Portfolio

Management Fees Payment Period, the MGU DUA Company shall reimburse the corresponding Insurance Company for the amount of such excess by the Estimated Portfolio Management Fees True-Up Payment Deadline; or

(b)

if the Estimated Portfolio Management Fees True-Up Amount is more than the aggregate amount of the Estimated Portfolio Management Fees that the Insurance Company has paid during the course of the Estimated Portfolio Management Fees Payment Period, the Insurance Company shall pay the corresponding MGU DUA Company an additional amount representing the Portfolio Management Fees corresponding to the deficit by the Estimated Portfolio Management Fees True-Up Payment Deadline.

4.6

If an Insurance Company disputes the Estimated Portfolio Management Fees True-Up Amount provided by the corresponding MGU DUA Company (or any part of it), the Insurance Company shall notify the corresponding MGU DUA Company within ten (10) Business Days of being informed of the Estimated Portfolio Management Fees True-Up Amount, following which date, if it has not disputed such sums, it shall be taken to have accepted the Estimated Portfolio Management Fees True-Up Amount in full. In the event of a dispute, the parties to the applicable Binder Agreement shall refer the matter to the Calculations Dispute Resolution Procedure as soon as reasonably practicable. If it is determined from the Calculations Dispute Resolution Procedure that the Insurance Company owes any additional Portfolio Management Fees to the corresponding MGU DUA Company (or vice versa), the Estimated Portfolio Management Fees True-Up Payment Deadline shall be taken to be thirty (30) calendar days from the culmination of the Calculations Dispute Resolution Procedure.

4.7

Each Insurance Company shall pay Portfolio Management Fees in respect of any period beyond the Estimated Portfolio Management Fees Payment Period in accordance with Clause 16 (Commission and Payments).

5.	Outwards Reinsurance Quota Share

5.1

Any overriders that the Insurance Group has in place with reinsurers under quota share reinsurance agreements (both in the form of ceding commission and profit commission) either: (i) before the applicable Binder Agreement Commencement Date; or (ii) that constitute FIHL Procured Outwards Reinsurance, shall be unaffected by either this Agreement, or by any Binder Agreement.

5.2

All overriders relating to quota share reinsurance agreements entered into by the MGU Group for and on behalf of the Insurance Group shall pass through entirely from the Insurance Companies to the MGU DUA Companies subject to paragraph 5.3 below.

5.3

The Insurance Companies shall retain the following amounts in respect of the overriders entered into by the MGU Group for and on behalf of the Insurance Group: (i) 1% of all premium ceded under the quota share contracts; and (ii) all overriders paid by the reinsurers to cover acquisition costs where the cession is on a gross of acquisition costs basis, such as the current quota share agreement covering business written by Kersey Specialty Limited.

6.	Underwriting Expenses

Each MGU DUA Company may recover any expenses from the corresponding Insurance Company that it incurs directly in relation to any individual insurance, reinsurance or retrocession that it places under the terms of the Binder Agreements (e.g., expenses incurred in instructing counsel on specific deals, or in performing due diligence on third parties).

7.	Acquisition Costs

Each MGU Group company may recover any costs from the Insurance Company, or retain any sums due to the Insurance Company, in respect of any costs that it incurs in acquiring business from third parties, such as from brokers (including lineslip brokers) or MGUs, and these costs may be taken into account in the True-up Amount under Clause 16 (Commission and Payments).

8.	Run-Off Fees

Any run-off fees that shall be paid by an Insurance Company to the corresponding MGU DUA Company shall be based on a percentage of reserves to be agreed at the time of run-off based on available benchmarks and Fidelis MGUs bona fide expectation of the resource required to service such run off.

Annex

Worked example of profit commission calculations:

	Profit commission calculation illustration	Comments

A	Net premiums earned	As reported
B	Net losses	As reported
C	Net acquisition expenses	As reported
A+B+C	Net underwriting margin	Disregarding any business not underwritten by the MGU Group following the Commencement Date and the effect of any FIHL Procured Outwards Reinsurance

D	Overriders retained by the Insurance Group	As reported, disregarding the effect of any FIHL Procured Outwards Reinsurance

E	Financing costs	The MGU Group’s Designated Allocation of FIHL’s costs of financing its debt and preference shares that are included in Total Capital

F	Administrative Expenses Allowance	Administrative Expenses Allowance

G	Ceding Commission and Portfolio Management Fees	As reported

H=A+B+C+D+E+F+G	Binder Profit available for profit commission

I	Opening Common Shareholders Equity	The MGU Group’s Designated Allocation of FIHL’s Opening Common Shareholders Equity adjusted for dividend and equity raises as set out in FIHL’s consolidated audited accounts

J=H/I	Binder ROE for profit commission	Profit available for profit commission divided by opening common shareholders’ equity

K=J-5%	Binder ROE for profit commission over hurdle	To clarify this hurdle excludes the contribution of investment return to the Insurance Co’s ROE

L=K*I	Operating Profit available for profit commission over hurdle

M=L*20%	Share of profit commission	20% of ROE for profit commission over hurdle